EXHIBIT 10.5

Execution version

Date 25 March 2014

EURONAV SHIPPING NV

EURONAV TANKERS NV

as joint and several Initial Borrowers

– and –

EURONAV NV

as guarantor

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

– and –

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2

as Swap Banks

– and –

ABN AMRO BANK N.V.

DANISH SHIP FINANCE A/S (DANMARKS SKIBSKREDIT A/S)

DNB BANK ASA

ING BANK N.V.

NORDEA BANK NORGE ASA

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Lead Arrangers

– and –

BNP PARIBAS FORTIS SA/NV

KBC BANK NV

SCOTIABANK EUROPE PLC

as Co-Arrangers

– and –

DNB BANK ASA

NORDEA BANK NORGE ASA

MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

as Bookrunners

– and –

NORDEA BANK NORGE ASA

as Agent

and as Security Trustee

LOAN AGREEMENT

relating to a $500,000,000 term loan facility

Watson, Parley & Williams

INDEX

Clause		Page

1	Interpretation	1
2	Facility	21
3	Position of the Lenders and Swap Banks	21
4	Drawdown	23
5	Interest	24
6	Interest Periods	26
7	Default Interest	27
8	Repayment and Prepayment and Cancellation	28
9	Conditions Precedent	30
10	Representations and Warranties	31
11	General Undertakings	34
12	Corporate Undertakings	39
13	Insurance	42
14	Ship Covenants	46
15	Security Cover	51
16	Payments and Calculations	53
17	Application of Receipts	55
18	Application of Earnings	56
19	Events of Default	57
20	Fees and Expenses	61
21	Indemnities	62
22	No Set-Off or Tax Deduction	64
23	Illegality, etc.	68
24	Increased Costs	69
25	Set-Off	71
26	Transfers and Changes in Lending Offices	71
27	Variations and Waivers	77
28	Notices	78
29	Joint and Several Liability	80
30	Guarantee	81
31	Liability as Principal and Independent Debtor	83
32	Adjustment of Transactions	83
33	Interest in Relation to Guarantee	83
34	Enforcement of Guarantee	84
35	Judgments	84
36	Supplemental Provisions in Relation to Guarantee	84
37	Invalidity of Other Provisions of This Agreement	85
38	Supplemental	86
39	Law and Jurisdiction	86

Schedules

Schedule 1 Lenders and Commitments		88
Schedule 2 Swap Banks		94
Schedule 3 Drawdown Notice		97
Schedule 4 Condition Precedent Documents		98
Part A		98
Part B		99
Schedule 5 Transfer Certificate		101
Schedule 6 Details of Ships		105
Schedule 7 Designation Notice		107
Schedule 8 Form of Certificate of Compliance		108

Execution

Execution Pages	110

THIS AGREEMENT is made on 25 March 2014

BETWEEN

(1)	EURONAV SHIPPING NV and EURONAV TANKERS NV, as joint and several Initial Borrowers

(2)	EURONAV NV as guarantor

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments), as Lenders

(4)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2 (Swap Banks), as Swap Banks

(5)	ABN AMRO BANK N.V., DANISH SHIPFINANCE A/S (DANMARKS SKIBSKREDIT A/S), DNB BANK ASA, ING BANK N.V., NORDEA BANK NORGE ASA and MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as Lead Arrangers

(6)	BNP PARIBAS FORTIS SA/NV, KBC BANK NV and SCOTIABANK EUROPE PLC, as Co-Arrangers

(7)	DNB BANK ASA, NORDEA BANK NORGE ASA and MERCHANT BANKING, SKANDINAVISKA ENSKILDA BANKEN AB, as Bookrunners

(8)	NORDEA BANK NORGE ASA, as Agent

(9)	NORDEA BANK NORGE ASA, as Security Trustee

BACKGROUND

(A)	The Lenders have agreed to make available to the Borrowers a term loan facility of $500,000,000 for the purpose of part financing the acquisition cost of the vessels listed in Schedule 6 (Details of Ships) or reimbursing the Borrowers (in part) for the acquisition cost of any of those vessels acquired by either of the Borrowers prior to the first Drawdown Date.

(B)	The Swap Banks may agree to enter into interest rate swap transactions with Euronav from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Banks have agreed to share in the security to be granted to the Security Trustee pursuant to this Agreement on the terms described herein.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5 (General Interpretation), in this Agreement:

“Account Pledge” means, in respect of an Owner, a deed or pledge creating security in respect of the Earnings Account in the name of that Owner to be executed by that Owner in favour of the Security Trustee in the Agreed Form.

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement.

“Affected Lender” has the meaning given in Clause 5.7 (Market disruption).

“Agency and Trust Deed” means the agency and trust deed dated the same date as this Agreement and entered into between the same parties as are parties to this Agreement.

“Agent” means Nordea Bank Norge ASA, acting in such capacity through its office at Middelthunsgate 17, 0368 Oslo, Norway, or any successor of it appointed under clause 5 of the Agency and Trust Deed.

“Agreed Form” means in relation to any document, that document in a form agreed in writing by the Agent (acting on the instructions of the Lenders or, if agreed in the Finance Documents, the Majority Lenders), or if otherwise approved in accordance with any other procedure specified in the relevant provision of any Finance Document.

“Approved Classification Society” means any of DNV GL Group, Bureau Veritas, Lloyds Register of Shipping, American Bureau of Shipping, Nippon Kaiji Kyokai or such other classification society which the Agent has approved or selected (with the authorisation of the Majority Lenders).

“Approved Flag” means Belgian, French, Greek, Hong Kong and Marshall Islands flags and any other flag approved by the Agent (acting on the instructions of the Majority Lenders).

“Approved Manager” means:

(a)	in relation to the technical management of each Ship:

(i)	Euronav Shipmanagement SAS of De Gerlachekaai 20, B 2000 Antwerp 1, Belgium; or

(ii)	Maersk Tankers Singapore Pte Ltd. of 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore; and

(b)	in relation to the commercial management of each Ship:

(i)	the Owner which owns that Ship (as the case may be);

(ii)	Euronav; or

(iii)	any wholly owned subsidiary of Euronav,

or, in each case, any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical or commercial manager of that Ship (such approval not to be unreasonably withheld).

“Approved Shipbroker” means Arrow Sale & Purchase (UK) Limited, H. Clarkson & Co. Ltd., Braemar Seascope Limited, Fearnleys, R.S. Platou Shipbrokers A.S., Maersk Broker K/S or such other independent sale and purchase shipbrokers which the Agent has approved or selected (with the authorisation of the Majority Lenders) and Euronav may agree.

“Arrangers” means, together, the Lead Arrangers and the Co-Arrangers.

“Available Commitment” means, in relation to a Lender and at any time, its Commitment less its Contribution at that time (and “Total Available Commitments” means the aggregate of the Available Commitments of all the Lenders.

“Availability Period” means the period commencing on the date of this Agreement and ending on the earlier of:

(a)	in relation to the Advance in connection with MAERSK SANDRA, 31 March 2015; or

(b)	in relation to each other Advance, the first anniversary of this Agreement; or

(c)	if earlier in either case, the date on which the Total Commitments are fully cancelled or terminated.

“Base III” means, together:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Borrower A” means Euronav Tankers NV, a company incorporated in Belgium whose Belgium registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium.

“Borrower B” means Euronav Shipping NV, a company incorporated in Belgium whose Belgium registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium.

“Borrower” means:

(a)	from the date of this Agreement until the First Release Date, each of the Initial Borrowers;

(b)	from the First Release Date until the Second Release Date, each of Euronav and the Continuing Initial Borrower; and

(c)	from the Second Release Date, Euronav.

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in relation to the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day on which banks are open in London, Oslo, Antwerp and Stockholm and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City.

“Change of Control” means, in relation to Euronav, if 2 or more persons acting in concert or any individual person in each case other than the Permitted Holders:

(a)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or voting rights of Euronav; or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of Euronav.

“Co-Arrangers” means BNP Paribas Fortis SA/NV, KBC Bank NV and Scotiabank Europe plc.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, in relation to a Lender, the amount set opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders).

“Confidential Information” means all information relating to any Obligor, the Euronav Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Euronav Group or any of its advisers; or

(b)	another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from any member of the Euronav Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 26.13 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Euronav Group or any of its advisers; or

(iii)	is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Euronav Group and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Agent.

“Confirmation”, in relation to any continuing Designated Transaction, has the meaning given in the relevant Master Agreement.

“Continuing Initial Borrower” means the Initial Borrower which remains as a Borrower together with Euronav with effect from the release of the other Initial Borrower from its obligations under the Finance Documents pursuant to Clause 14.16 (Accession of Euronav and release of Initial Borrowers).

“Contractual Currency” has the meaning given in Clause 21.4 (Currency indemnity).

“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender.

“CRD IV” means Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

“Creditor Party” means the Agent, the Security Trustee, the Arrangers, any Lender or any Swap Bank, whether as at the date of this Agreement or at any later time.

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms.

“Deed of Covenant” means, in relation to each Ship and where (in the opinion of the Agent) it is appropriate in the context of the relevant Approved Flag, a deed of covenant collateral to the Mortgage on that Ship to be executed by the relevant Obligor in favour of the Security Trustee in the Agreed Form.

“Defaulting Lender” means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3 (Notification to Lenders of receipt of a Drawdown Notice); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment.

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)	it is entered into by Euronav pursuant to a Master Agreement with a Swap Bank;

(b)	its purpose is the hedging of the exposure of the Initial Borrowers (or either of them) under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Maturity Date; and

(c)	it is designated by Euronav and/or by the relevant Swap Bank, by delivery by Euronav and/or that Swap Bank to the Agent of a notice of designation in the form set out in Schedule 7 (Designation Notice), as a Designated Transaction for the purposes of the Finance Documents.

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a “Party”); or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in each case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars” and “$” means the lawful currency for the time being of the United States of America.

“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made.

“Drawdown Notice” means a notice in the form set out in Schedule 3 (Drawdown Notice) (or in any other form which the Agent approves or reasonably requires).

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the relevant Owner and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	all freight, hire and passage moneys, compensation payable to the relevant Owner in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship.

“Earnings Account” means, in respect of each Owner, an account in the name of that Owner with the Agent in Oslo designated “[Name of Borrower] - Earnings Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is agreed by the Agent and the Obligors as the Earnings Account for the purposes of this Agreement.

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or is reasonably likely to be arrested, attached, detained or injuncted and/or a Ship and/or the relevant Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or reasonably likely to be arrested and/or where the relevant Owner and/or any operator or manager of a Ship is at fault or allegedly at fault or is reasonably likely to be subject to any legal or administrative action.

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

“Euronav” means Euronav NV, a company incorporated in Belgium whose Belgium registered office is at De Gerlachekaai 20, B-2000 Antwerp 1, Belgium.

“Euronav Group” means Euronav and each of its subsidiaries.

“Event of Default” means any of the events or circumstances described in Clause 19.1 (Events of Default).

“FATCA” means

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by or under FATCA.

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which could be required to make a FATCA Deduction.

“FATCA Non-Exempt Lender” means any Lender who is not a FATCA Exempt Party.

“Fair Market Value” means, in relation to a Ship, a valuation of its market price as determined in accordance with Clause 15.3 (Valuation of Ships).

“Finance Documents” means:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Mortgages;

(d)	the Deeds of Covenant;

(e)	the General Assignments;

(f)	the Account Pledges;

(g)	the Master Agreement Assignments;

(h)	the Manager’s Undertakings; and

(i)	any other document (whether creating a Security Interest or not) which is executed at any time by the Obligors (or any of them) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition.

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person.

“First Release Date” means the date on which all the Ships owned by the first of the Initial Borrowers have been transferred to Euronav in accordance with Clause 14.15 (Transfer of Ships).

“Framework Agreement” means the agreement dated 3 January 2014 entered into between the Seller and Euronav in relation to the sale of the Ships by the Seller to, and purchase of the Ships by, Euronav or its nominee company.

“General Assignment” means, in relation to each Ship, a deed to be executed by the Owner of that Ship in favour of the Security Trustee creating security in respect of the Earnings, the Insurances and any Requisition Compensation relating to that Ship and any charter in excess of 24 months in relation to that Ship and any guarantee of such charter in the Agreed Form.

“Guarantee” means each of the guarantees contained within Clause 30 (Guarantee) of this Agreement.

“IFRS” means International Financial Reporting Standards in effect from time to time save that all accounting terms relating to operating leases shall be construed in accordance with IFRS as at the date of this Agreement.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within 10 Business Days of its due date; or

(iii)	the agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Initial Borrower” means each of Borrower A and Borrower B.

“Insolvency Event” in relation to a Lender means that Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium.

“Interest Period” means a period determined in accordance with Clause 6 (Interest Periods).

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code).

“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004.

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code.

“Lead Arrangers” means ABN AMRO Bank N.V., Danish Shipfinance A/S (Danmarks Skibskredit A/S), DNB Bank ASA, ING Bank N.V., Nordea Bank Norge ASA and Merchant Banking, Skandinaviska Enskilda Banken AB (publ).

“Lender” means a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Borrowers under Clause 26.14 (Change of lending office) or its transferee, successor or assign.

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters Page Libor 01 at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (and, for the purposes of this Agreement, “Reuters Page Libor 01” means the display designated as “Page Libor 01” on the Reuters Service or such other page as may replace Page Libor 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE Benchmark Administration Limited for the purpose of displaying ICE Benchmark Administration Limited Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters Page Libor 01, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one sixteenth of one per cent.) of the rates per annum notified to the Agent by each Reference Bank as the rate at which deposits in Dollars are offered to that Reference Bank by leading banks in the London Interbank Market at that Reference Bank’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it, and if any such rate is below zero, LIBOR will be deemed to be zero. References above to ICE Benchmark Administration Limited shall be construed to include any other person who takes over the administration of the London interbank offered rate.

“Loan” means the principal amount for the time being outstanding under this Agreement.

“Manager’s Undertaking” means, in relation to a Ship, the undertaking to be given by the Approved Manager in favour of the Security Trustee in the Agreed Form.

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency.

“Majority Lenders” means:

(a)	before any Advance has been made, Lenders the aggregate of whose Commitments total at least 66 2⁄3 per cent. of the Total Commitments; and

(b)	after the first Advance has been made, Lenders the aggregate of whose Contributions total at least 66 2⁄3 per cent. of the Total Contributions.

“Margin” means 2.75 per cent. per annum.

“Master Agreement” means each master agreement (on the 1992 or 2002 (as the case may be) ISDA (Multicurrency-Crossborder) form) in an agreed form made or to be made between Euronav and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under such master agreement.

“Master Agreement Assignment” means an assignment or assignments of Euronav’s rights under each of the Master Agreements executed by Euronav in favour of the Security Trustee in Agreed Form.

“Maturity Date” means the sixth anniversary of the date of this Agreement.

“MOA” means, in relation to a Ship, the Memorandum of Agreement dated 3 January 2014 entered into between the relevant Seller and Euronav pursuant to the Framework Agreement in respect of the sale of that Ship.

“Mortgage” means, in relation to each Ship, a first priority or preferred (as the case may be) mortgage on that Ship in the form appropriate to the relevant Approved Flag in each case executed by Owner of that Ship in favour of the Security Trustee (and/or such other Creditor Parties as may be appropriate in the opinion of the Agent and in the context of the relevant Approved Flag), each such mortgage to be in the Agreed Form and, where the relevant Approved Flag is Belgian or French flag, the amount secured by such mortgage shall be limited to 125 per cent. of the Fair Market Value of the relevant Ship as at the date of the relevant mortgage.

“Non-Consenting Lender” means any Lender which does not and continues not to consent or agree to:

(a)	a request of the Borrowers or the Agent (at the request of the Borrowers) to give a consent in relation to, or to agree to a waiver or amendment of, any provision of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all of the Lenders; and

(c)	Lenders whose commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments have consented or agreed to such waiver or amendment.

“Notifying Lender” has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased costs) as the context requires.

“Obligors” means each Initial Borrower (unless it has been released from its obligations as a Borrower pursuant to Clause 14.16 (Accession of Euronav and release of Initial Borrowers)) and Euronav.

“Owner” means, at the relevant date, the relevant Obligor which is the registered owner of the particular Ship or Ships.

“Payment Currency” has the meaning given in Clause 21.4 (Currency indemnity).

“Permitted Holders” means each of Saverco, Victrix and Tanklog (and (in each case) any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates.

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps);

(f)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps provided such Security Interest does not (and is not likely to) result in any sale, forfeiture or loss of a Ship; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made.

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any Master Agreement;

(c)	any policy or contract of insurance contemplated by or referred to in Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document or Master Agreement;

(d)	any other document contemplated by or referred to in any Finance Document; and

(e)	any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or Master Agreement or any policy, contract or document falling within paragraphs (c) or (d).

“Pertinent Jurisdiction” in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as main or territorial or ancillary proceedings or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c).

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing.

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a reasonable determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default.

“Prohibited Person” means any person (whether designated by name or by reason of being included in a class of persons and whether or not having a separate legal personality) that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities or against whom Sanctions are otherwise directed).

“Qualifying Notes” means the fixed rate bonds issued by Euronav with:

(a)	issue date 17 January 2014;

(b)	principal paying agent and domiciliary agent BNP Paribas Securities Services;

(c)	trustee BNP Paribas Trust Corporation UK Ltd London; and

(d)	an aggregated principal amount of $235,500,000,

Provided that such notes are subordinated notes that:

(a)	are non-amortizing;

(b)	have a maturity date no earlier than 3 months after the Maturity Date;

(c)	have a coupon not exceeding:

(i)	5.95 per cent. during the period from the date of issue of such notes to the first anniversary of their date of issue;

(ii)	8.50 per cent. from the first anniversary of the date of issue of such notes to the third anniversary of their date of issue;

(iii)	10.20 per cent. from the third anniversary of the date of issue of such notes to the seventh anniversary of their date of issue;

(d)	in relation to which interest is payable semi-annually in arrears; and

(e)	which contain subordination provisions with respect to senior secured credit facilities (including the Loan) acceptable to the Agent.

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), 3 Business days before the first day of that period or the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period.

“Replacement Finance Documents” means, in relation to a Ship, a Mortgage, Deed of Covenant (if applicable) and General Assignment in relation to the relevant Ship executed by Euronav.

“Reference Banks” means, subject to Clause 26.16 (Replacement of Reference Bank), each of Nordea Bank Norge ASA, DNB Bank ASA and Skandinaviska Enskilda Banken AB (publ).

“Relevant Person” has the meaning given in Clause 19.9 (Relevant Persons).

“Repayment Date” means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment and Cancellation).

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Restricted Party” means a person that:

(a)	is listed on or owned or controlled by a person listed on any Sanctions List (whether designated by name or by reason of being included in a class of person);

(b)	with which any Obligor or member of the Euronav Group is prohibited from dealing or otherwise engaging in a transaction with by any Sanctions;

(c)	is located in, organised or incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person located in or organised under the laws of a country or territory that is the target of Sanctions (including, without limitation, at the date of this agreement Cuba, Iran, Myanmar (Burma), North Korea, Syria and Sudan) or a person that is otherwise the target of Sanctions;

(d)	is directly or indirectly owned by or controlled by a person referred to in (a) and/or (b) and/or (c) above; or

(e)	owns or controls a person referred to in (a) and/or (b) and/or (c) above; or

(f)	is otherwise the target of Sanctions.

“Samsung Seller’s Credit” means the seller’s credit provided by Samsung Heavy Industries Co. Ltd. to (inter alia) Euronav pursuant to an agreement dated 9 January 2012.

“Sanctioned Country” means any country or territory which is subject to general trade, economic or financial sanctions embargoes imposed, administered or enforced by a Sanctions Authority.

“Sanctions” means the economic or financial sanctions laws and/or regulations or trade embargoes imposed by any Sanctions Authority or any law or regulation enacted, promulgated or issued by any Sanctions Authority after the date of this Agreement.

“Sanctions Authority” means the Norwegian State, the United Nations, the European Union (or its member states including the United Kingdom), the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority and any authority acting on behalf of any of them in connection with Sanctions or any other relevant governmental or regulatory authority, institution or agency which administers economic of financial sanctions.

“Sanctions List” means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority as amended, supplemented or substituted from time to time.

“Saverco” means Saverco NV, a company incorporated in Belgium whose registered office is at de Gerlachekaai 20, B-2000 Antwerp, Belgium.

“Second Release Date” means the date on which all the Ships owned by the each of the Initial Borrowers have been transferred to Euronav in accordance with Clause 14.15 (Transfer of Ships).

“Secured Liabilities” means all liabilities which the Initial Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Document or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution.

“Security Party” means Euronav and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”.

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the other Creditor Parties that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or the Master Agreements and all Commitments have terminated;

(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clause 20 (Fees and Expenses), Clause 21 (Indemnities) or Clause 22 (No Set-Off or Tax Deduction) or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)	the Agent, the Security Trustee and the Majority Lenders, acting reasonably, consider that there is no significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document.

“Security Trustee” means Nordea Bank Norge ASA, acting in such capacity through its office at Middelthunsgate 17, 0368 Oslo, Norway, or any successor of it appointed under clause 5 of the Agency and Trust Deed.

“Servicing Bank” means the Agent or the Security Trustee.

“Seller” means Maersk Tankers Singapore Pte. Ltd., a company incorporated in Singapore with its registered office at 200 Cantonment Road, 10-00 Southpoint, 089763, Singapore.

“Ship” means each of the 15 VLCC type vessels listed in Schedule 6 (Details of Ships) which are to be acquired by the Initial Borrowers (and which are also sometimes referred to in this Agreement by their individual names listed in Schedule 6 (Details of Ships)).

“Swap Bank” means a bank or financial institution listed in Schedule 2 (Swap Banks) and acting through its branch indicated in that Schedule.

“Swap Counterparty” means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which enters into that Designated Transaction.

“Tankers International Pool” means the Tankers International tanker pool governed by a pooling agreement entered into in January 2000 (as amended and supplemented from time to time) made between the participants in the pool and Tankers International LLC of Libra Tower, 23 Olympion Street, 3306 Limassol, Cyprus.

“Tanklog” means Tanklog Holdings Ltd., a company incorporated in Cyprus whose registered office is at 1 C. Pantelides Avenue, Nicosia 1010, Cyprus.

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 90 days redelivered to the relevant Owner’s full control;

(c)	any condemnation of that Ship by any tribunal or by any person claiming to be a tribunal; and

(d)	any arrest, capture, seizure or detention of that Ship (including piracy or theft) unless it is within 90 days redelivered to the relevant Owner’s (as the case may be) full control.

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred.

“Transaction” has the meaning given in each Master Agreement.

“Transfer Certificate” has the meaning given in Clause 26.2 (Transfer by a Lender).

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US Tax Obligor” means

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Victrix” means Victrix NV, a company incorporated in Belgium whose registered office is at Le Grellelei 20, 2600 Berchem, Belgium.

1.2	Construction of certain terms

In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator.

“approved” means, for the purposes of Clause 13 (Insurance), approved in writing by the Agent acting with the authorisation of the Majority Lenders (which authorisation shall not be unreasonably withheld).

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment.

“company” includes any partnership, joint venture and unincorporated association.

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation.

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained.

“document” includes a deed; also a letter or fax.

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims.

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax.

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council.

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation.

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise.

“months” shall be construed in accordance with Clause 1.3 (Meaning of “month”).

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Owner in relation to that Ship is obliged to effect or procure are effected, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document.

“parent company” has the meaning given in Clause 1.4 (Meaning of “subsidiary”).

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation.

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms.

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (01/11/02 or 01/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/1995 or 1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision.

“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

“subsidiary” has the meaning given in Clause 1.4 (Meaning of “subsidiary”).

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls) (1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of “month”

A period of 1 or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”

A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references in Clause 1.1 (Definitions) to a Finance Document or any other document being in an “agreed form” are to the form agreed between the Agent (acting with the authorisation of each of the other Creditor Parties) and the Borrowers;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa;

(e)	Clauses 1.1 (Definitions) to 1.5 (General Interpretation) apply unless the contrary intention appears; and

(f)	an Event of Default or Potential Event of Default is “continuing” if it has not been remedied or waived.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a Dollar term loan facility not exceeding $500,000,000.

2.2	Lenders’ participations

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances

The Borrowers undertake with each Creditor Party to use each Advance only for the purposes stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests several

The rights of the Lenders and the Swap Banks under this Agreement are several.

3.2	Individual right of action

Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers (or either of them) to it under a Finance Document or by Euronav under a Master Agreement without joining the Agent, the Security Trustee, any Arranger, any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings requiring Majority Lender consent

Except as provided in Clause 3.2 (Individual right of action), no Lender and no Swap Bank may commence proceedings against the Borrowers (or either of them) or any Security Party in connection with a Finance Document or a Master Agreement without the prior consent of the Majority Lenders.

3.4	Obligations several

The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which it is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure by a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or other Swap Banks being increased; nor

(b)	any Borrower, any Security Party, any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or the Master Agreement to which it is a party.

3.5	Security Trustee as joint and several creditor

(a)	Each Obligor and each of the Creditor Parties agrees that the Security Trustee shall be the joint creditor (“hoofdelijke schuldeiser”) together with each other Creditor Party of each liability and obligation of the Obligors (or any of them) towards any Creditor Party under any Finance Document, and that accordingly the Security Trustee will have its own independent right to demand performance by the Obligors of those liabilities and obligations. However, any discharge of any liability or obligation of the Obligors (or any of them) to one of the Security Trustee or another Creditor Party shall, to the same extent, discharge the corresponding liability or obligation owing to the others.

(b)	Without limiting or affecting the Security Trustee’s rights against the Obligors (whether under this paragraph or under any other provision of the Finance Documents), the Security Trustee agrees with each other Creditor Party (on a several and separate basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint creditor with a Creditor Party except with the consent of the relevant Creditor Party. However, for the avoidance of doubt, nothing in the previous sentence shall in any way limit the Security Trustee’s right to act in the protection or preservation of rights under or to enforce any Finance Document (or to do any act reasonably incidental to any of the foregoing).

(c)	Subject to the provisions of this Clause 3.5 (Security Trustee as joint and several creditor), the Security Trustee holds any security created by a Finance Document in its name and the Security Trustee shall have full and unrestricted title to and authority in respect of that security, subject always to the terms of the Finance Documents.

4	DRAWDOWN

4.1	Request for Advance

Subject to the following conditions, the Borrowers may request that an Advance be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 (Request for Advance) are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period and the first Drawdown Date will be on or before 30 May 2014;

(b)	there shall be no more than one Advance in relation to each Ship;

(c)	the amount of each Advance shall not exceed the amount set forth opposite the name of the Ship to which that Advance relates in Schedule 6 (Details of Ships); and

(d)	the aggregate amount of the Advances outstanding at any time shall not exceed the Total Commitments at that time.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the Interest Period for that Advance.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a duly authorised person on behalf of each of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders’ participations).

4.6	Disbursement of Advances

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrowers shall be made to the account which the Borrowers specify in the Drawdown Notice.

4.7	Disbursement of Advances to third party

A payment by the Agent under Clause 4.6 (Disbursement of Advances) shall constitute the making of the relevant Advance and the Borrowers shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on each Advance in respect of an Interest Period shall be paid by the Borrowers on the last date of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of the Margin and LIBOR for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of rates of normal interest

The Agent shall notify the Borrowers and each Lender of each rate of interest as soon as practicable after each is determined.

5.5	Obligation of Reference Banks to quote

A Lender which is a Reference Bank shall use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Quotations by Reference Banks

If any Reference Bank fails to supply a quotation when required, the Agent shall determine the relevant LIBOR on the basis of the mean of the quotations supplied by the other Reference Bank or Banks; but if less than 2 Reference Banks provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5 (Interest).

5.7	Market disruption

The following provisions of this Clause 5 (Interest) apply if:

(a)	no rate is quoted on Reuters Page Libor 01 and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix LIBOR; or

(b)	at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 50 per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)	at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during that Interest Period.

5.8	Notification of market disruption

The Agent shall notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.7 (Market disruption) which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent’s notice under Clause 5.8 (Notification of market disruption) is served before an Advance is to be made the Lenders’ obligations to make or participate in that Advance (as the case may be) shall be suspended while the circumstances referred to in the Agent’s notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent’s notice under Clause 5.8 (Notification of market disruption) is served after an Advance has been made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 15 days after the date on which the Agent serves its notice under Clause 5.8 (Notification of market disruption) (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the relevant Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Margin; and the procedure provided for by this Clause 5.12 (Alternative rate of interest in absence of agreement) shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12 (Alternative rate of interest in absence of agreement), the Borrowers may give the Agent not less than 10 Business Days’ notice of its intention to prepay the relevant Advance at the end of the interest period set by the Agent.

5.14	Prepayment

A notice under Clause 5.13 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the relevant Advance, together with accrued interest thereon at the applicable rate (including the Mandatory Cost) plus the Margin.

5.15	Application of prepayment

The provisions of Clause 8 (Repayment and Prepayment and Cancellation) shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance shall commence on the Drawdown Date relating to that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 (Duration of Interest Periods for repayment instalments) and 6.4 (No Interest Period to extend beyond final Maturity Date), each Interest Period shall be:

(a)	1, 3 or 6 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance and if the Borrowers notify the Agent not later than 11.00 a.m. (London time) 5 Business Days before the commencement of that Interest Period, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon that Advance and the first Advance shall be consolidated and treated as a single Advance and if more than 1 Advance has been made at the time the Borrowers notify the Agent that they wish to consolidate the Interest Periods of the Advances the relevant Interest Periods shall be consolidated with the Interest Period applicable to the first Advance on the expiry of the relevant Interest Period so that the next Interest Period for that Advance expires on the same date as the Interest Period for the first Advance;

(c)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a) or (b); or

(d)	such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for repayment instalments

In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment and Cancellation) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	No Interest Period to extend beyond final Maturity Date

No Interest Period shall end after the Maturity Date and any Interest Period which would otherwise extend beyond the Maturity Date shall instead end on the Maturity Date.

6.5	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the second Business Day before the commencement of that Interest Period that it is not satisfied that deposits in Dollars for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences, that Interest Period shall be of 3 months unless otherwise agreed by the Agent (acting on the instructions of the Lenders) and the Borrowers.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)	if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause 7.5 (Payment of accrued default interest) shall be payable on demand; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

8	REPAYMENT AND PREPAYMENT AND CANCELLATION

8.1	Amount of repayment instalments

The Borrowers shall repay the Loan by 11 equal consecutive six-monthly instalments of $24,000,000 each and a 12th and final instalment of $236,000,000 payable on the Maturity Date.

8.2	Repayment Dates

The first instalment shall be repaid on the earlier of (i) the date falling 9 months after the first Drawdown Date and (ii) 31 December 2014 and the last instalment shall be payable on the Maturity Date.

8.3	Maturity Date

On the Maturity Date, the Borrowers shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment

Subject to the following conditions in Clauses 8.5 (Conditions for voluntary prepayment), 8.6 (Effect of notice of prepayment) and 8.7 (Notification of notice of prepayment), the Borrowers may prepay the whole or any part of the Loan.

8.5	Conditions for voluntary prepayment

The conditions referred to in Clause 8.4 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be $1,000,000 or a higher integral multiple of $1,000,000;

(b)	the Agent has received from the Borrowers at least 3 Business Days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

8.6	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under paragraph (c) of Clause 8.5 (Conditions for voluntary prepayment).

8.8	Mandatory prepayment on sale or Total Loss

The Borrowers shall be obliged to prepay the relevant amount of the Loan if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss;

Provided that the Borrowers shall not be required to make any prepayment pursuant to this Clause 8.8 (Mandatory prepayment on sale or total loss) in connection with the sale of a Ship by an Initial Borrower to Euronav made pursuant to (and in accordance with) Clause 14.15 (Transfer of Ships).

In this Clause 8.8 (Mandatory prepayment on sale or Total Loss), “relevant amount” means the amount of the Loan multiplied by a fraction:

(i)	the numerator is the Fair Market Value of the Ship (determined as at the date of the most recent appraisal and not more than 3 months prior to the date of the sale or Total Loss) which is to be sold or (as the case may be) the subject of Total Loss; and

(ii)	the denominator is the aggregate of the most recently determined Fair Market Value of the Ships (determined on the same basis) mortgaged pursuant to this Agreement immediately prior to the sale or Total Loss.

8.9	Mandatory prepayment and cancellation on Change of Control

If there is a Change of Control, the Borrowers shall be obliged to prepay the Loan in full and the Commitments shall terminate not later than 60 days following the occurrence of the Change of Control.

8.10	Mandatory prepayment and cancellation on breach of financial covenants

If Euronav is not in compliance with the financial covenants in Clause 12.5 (Financial Covenants) at any time during the Security Period, the Borrowers shall be obliged to repay the Loan in full (and the Commitments shall be cancelled) not later than 5 days following a request in writing from the Agent (acting on the instructions of the Majority Lenders) to the Borrowers to repay the Loan.

8.11	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an applicable Interest Period, together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.12	Application of partial prepayment

Each partial prepayment shall be applied pro-rata against the repayment instalments specified in Clause 8.1 (Amount of repayment instalments).

8.13	Reborrowing

No amount of the Loan repaid or prepaid may be reborrowed.

8.14	Voluntary cancellation of Commitments

Subject to the following conditions, the Borrowers may cancel the whole or any part of the Total Available Commitments.

8.15	Conditions for cancellation of Commitments

The conditions referred to in Clause 8.14 (Voluntary cancellation of Commitments) are that:

(a)	a partial cancellation shall be $1,000,000 or a higher integral multiple of $1,000,000; and

(b)	the Agent has received from the Borrowers at least 3 Business Days’ prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.16	Effect of notice of cancellation

The service of a cancellation notice given under Clause 8.15 (Conditions for cancellation of Commitments) shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitment of each Lender pro rata and also on a pro rata basis against the future instalments repayable pursuant to Clause 8.1 (Amount of repayment instalments).

8.17	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 (Repayment and Prepayment and Cancellation) or any other provision of this Agreement, the Borrowers shall at their sole discretion have the right to wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 (Amount of repayment instalments).

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Agent receives the documents and fees described in Part A of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(b)	that, on or before the Drawdown Date in relation to each Ship, the Agent receives the documents described in Part B of Schedule 4 (Condition Precedent Documents) in form and substance satisfactory to the Agent and its lawyers;

(c)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance;

(ii)	the representations and warranties in Clause 10 (Representations and Warranties) and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 (Market disruption) has occurred and is continuing;

(iv)	during the period from 30 June 2013 to the date of the Drawdown Notice and the relevant Drawdown Date, nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any condition or circumstance not previously known to it or them) which the Agent or the Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect (A) on the rights or remedies of the Lenders, (B) on the performance of the Borrowers or Euronav and its subsidiaries of their respective obligations to the Lenders, (C) with respect to the Loan or (D) on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrowers or Euronav and its subsidiaries;

(d)	that, if the ratio set out in Clause 15.1 (Minimum required security cover) were applied on the basis of the most recently provided valuations and immediately following the making of the relevant Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(e)	that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 (Documents, fees and no default) are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such other period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Obligor represents and warrants to each Creditor Party as follows.

10.2	Status

(a)	Each Obligor is duly incorporated, validly existing and in good standing under the laws of, and has the centre of its main interests in, Belgium.

(b)	No Obligor is a FATCA FFI or a US Tax Obligor.

10.3	Corporate power

Each Obligor has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to enter into the Framework Agreement and the MOAs and for that Obligor to purchase the Ships pursuant thereto;

(b)	to execute the Finance Documents and the Master Agreements to which that Obligor is a party; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements to which that Obligor is a party and to make all the payments contemplated by, and to comply with, those Finance Documents and those Master Agreements.

10.4	Consents in force

All the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests

The Finance Documents and the Master Agreements to which each Obligor is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Obligor’s legal, valid and binding obligations enforceable against that Obligor in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally and to general equity principles.

10.6	No third party Security Interests

Without limiting the generality of Clause 10.5 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document and each Master Agreement:

(a)	each Obligor that is a party to that Finance Document or Master Agreement will have the right to create all the Security Interests which that Finance Document or Master Agreement purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.7	No conflicts

The execution by the Obligors of each Finance Document and each Master Agreement to which it is a party, and the borrowing by the Borrowers of the Loan, and each Obligor’s compliance with each Finance Document and each Master Agreement to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Obligor; or

(c)	any contractual or other obligation or restriction which is binding on that Obligor or any of its subsidiaries or any of their respective assets.

10.8	No default

No Event of Default or Potential Event of Default has occurred and is continuing.

10.9	Information

All information which has been provided in writing by or on behalf of any Obligor or any Security Party to the Arrangers or any other Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7 (Form of financial statements); and there has been no material adverse change in the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of Euronav and its subsidiaries since 30 June 2013.

10.10	No litigation

No litigation, arbitration or administrative proceedings (including, but not limited to, investigative proceedings) involving any Obligor has been commenced or taken or, to any Obligor’s knowledge, is likely to be commenced or taken which, in any case, would be likely to have a material adverse effect on the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any Obligor and its subsidiaries or on the ability of any Obligor to perform its obligations under the Finance Documents.

10.11	Validity and completeness of Framework Agreement and MOAs

Each of the Framework Agreement and MOAs constitutes valid, binding and enforceable obligations of the parties to it respectively in accordance with its terms and:

(a)	the copy of the Framework Agreement and each MOA delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)	no material amendments or additions to the Framework Agreement or any MOA have been agreed nor has either party to the Framework Agreement or any MOA waived any of their respective rights under the Framework Agreement or that MOA.

10.12	No rebates etc.

There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Obligor, the Seller or a third party in connection with the purchase by the Obligors of any of the Ships, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Obligors are in compliance with Clauses 11.2 (Title; negative pledge) and 11.14 (Principal place of business).

10.14	Taxes paid

Each Obligor has paid all taxes applicable to, or imposed on or in relation to, that Obligor and its business.

10.15	No money laundering

Without prejudice to the generality of Clause 2.3 (Purpose of Advances), in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of each Obligor’s obligations and liabilities under the Finance Documents to which each Obligor is a party, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, each Obligor confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (205/60/EEC) of the European Parliament and of the Council of the European Union of 26 October 2005).

10.16	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to any Obligor, the Approved Manager and the Ships have been, or will be, complied with at the time of the Drawdown Date relating to each Ship.

10.17	Sanctions

(a)	Each Obligor and their respective directors, officers, employees, agents or representatives and each member of the Euronav Group has been and is in compliance with all Sanctions.

(b)	No Obligor and their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, is owned or controlled by a Restricted Party or is involved in any transaction through which it could reasonably become a Restricted Party;

(ii)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions; or

(iii)	owns or controls a Restricted Party.

(c)	No Obligor nor any member of the Euronav Group (i) is using or will use the proceeds of the Loan for the purpose of financing or making funds available directly or indirectly to any person or entity which is currently listed on any Sanctions List or currently located in a Sanctioned Country, to the extent such financing or provision of funds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions, or (ii) is contributing or will contribute or otherwise make available the proceeds of the Loan to any other person or entity for the purpose of financing the activities of any person or entity which is currently listed on a Sanctions List or currently located (or ordinarily resident) in a Sanctioned Country, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

11	GENERAL UNDERTAKINGS

11.1	General

Each Obligor undertakes with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge

Each Obligor shall hold the legal title to, and own the entire beneficial interest in any Ship owned by that Obligor, its Earnings and Insurances, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests Provided that an Initial Borrower may transfer any Ship owned by it to Euronav subject to the provisions of Clause 14.15 (Transfer of Ships).

11.3	Disposal of assets

No Obligor will transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value.

11.4	Maintenance of ownership of Borrowers

Euronav shall remain the legal and beneficial owner (directly or indirectly) of the entire issued and allotted share capital of each Initial Borrower free of any Security Interest other than Security Interests created by the Finance Documents. At the date of this Agreement, each of the Initial Borrowers has issued 10,000 shares, 9,999 of such shares are registered in the ownership of Euronav and 1 such share is registered in the ownership of Euronav Ship Management SAS of Nantes, France, acting through its Antwerp branch. Euronav is, and shall remain, the direct legal and beneficial owner of the entire issued and allotted share capital of Euronav Ship Management SAS free of any Security Interest unless and until both the Initial Borrowers cease to be Borrowers pursuant to the terms of this Agreement. For the avoidance of doubt, Euronav shall procure that Euronav Ship Management SAS shall not create any Security Interest over the share that it holds, or any other shares it may from time to time hold, in each Initial Borrower.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of an Obligor under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

The Obligors will send to the Agent:

(a)	as soon as possible, but in no event later than 120 days after the end of each financial year of the Obligors from and including the financial year ending 31 December 2013, the audited consolidated accounts of the Euronav Group and audited individual accounts of each Obligor;

(b)	as soon as possible, but in no event later than 75 days after the end of each financial half- year of the Obligors (which half-year end shall, for the avoidance of doubt, occur annually), the audited consolidated balance sheet of the Euronav Group certified as to its correctness by the chief financial officer of Euronav and the audited individual balance sheet of each Obligor certified as to its correctness by an officer or director of that Obligor;

(c)	as soon as possible, but in no event later than 60 days after the end of each financial quarter of the Obligors and provided that these documents have not been published on Euronav’s website or sent to the Lenders in the form of a press release, unaudited consolidated income statements of the Euronav Group certified as to their correctness by the chief financial officer of Euronav and unaudited individual income statements of each Obligor certified as to their correctness by an officer or director of that Obligor;

(d)	as soon as possible, but not later than 120 days after the end of each financial year of Euronav, a financial projection for each Obligor and the Euronav Group for the next 3 years in a format which is acceptable to the Agent; and

(e)	together with the annual audited consolidated accounts and with each balance sheet of the Euronav Group referred to in paragraphs (a) and (b), a compliance certificate (together with supporting schedules, if any) signed by the chief financial officer of Euronav in the form attached as Schedule 8 (Form of Certificate of Compliance) (or in any other format which the Agent may approve and with such other information as the Agent may require) evidencing compliance with the financial undertakings in Clause 12.5 (Financial Covenants) and also listing the Fair Market Value of each of the Ships which are subject to a Mortgage at that time.

11.7	Form of financial statements

The audited accounts delivered under Clause 11.6 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and IFRS consistently applied;

(b)	give a true and fair view of the state of affairs of the Euronav Group (or the Obligors, as the case may be) at the date of those accounts and of profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Euronav Group (or the Obligors, as the case may be).

11.8	Provision of further information

(a)	Euronav will, as soon as practicable after receiving a request from the Agent provide the Agent with such additional financial information in relation to the Euronav Group which may be reasonably requested by the Agent or any Lender through the Agent.

(b)	Each Obligor shall supply to the Agent, promptly upon becoming aware of them, the details of any claim, action, suit, proceeding or investigation with respect to Sanctions against it, any of its direct or indirect owners, subsidiaries or any of their respective directors, officers, employees, agents or representatives.

11.9	Creditor notices

Each Obligor will send the Agent, at the same time as they are despatched, copies of all material communications which are despatched to all of that Obligor’s shareholders or creditors or to the whole of any class of them.

11.10	Consents

Each Obligor will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Obligor to perform its obligations under any Finance Document and any Master Agreement to which it is a party;

(b)	for the validity or enforceability of any Finance Document and any Master Agreement to which it is a party;

and that Obligor will comply with the terms of all such consents.

11.11	Maintenance of Security Interests

Each Obligor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document to which it is a party with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document to which it is a party, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary for any Finance Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.12	No amendment to Framework Agreement or MOAs.

No Obligor will agree to any material amendment or supplement to, or waive or fail to enforce, any of the Framework Agreement or the MOAs or any of their provisions.

11.13	Notification of litigation

Each Obligor will provide the Agent with details of any legal or administrative action involving that Obligor, any Security Party or any Ship as soon as such action is instituted or it becomes apparent to that Obligor that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.14	Principal place of business

Each Obligor will notify the Agent if it has a place of business in any jurisdiction which would require a Finance Document to which it is a party to be registered, filed or recorded with any court or authority in that jurisdiction or if the centre of its main interests changes.

11.15	Notification of default

Each Obligor will notify the Agent as soon as that Obligor becomes aware of:

(a)	the occurrence of an Event of Default or Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Access to books and records

Each Obligor shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

11.17	Press releases

Euronav will send to the Agent, at the same time as they are dispatched, copies of all press releases which are issued by the Obligors.

11.18	Notification of flag

The Obligors shall advise the Agent:

(a)	on which Approved Flag each Ship will be registered following its delivery under the relevant MOA not later than 10 Business Days before the relevant Drawdown Date;

(b)	on which Approved Flag each Ship will be registered following its transfer to Euronav pursuant to Clause 14.15 (Transfer of Ships) not later than 10 Business Days before the date of such transfer.

11.19	Pari passu ranking

Each Obligor’s payment obligations under this Agreement and any other Finance Document to which it is a party shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.20	Application of FATCA

No Obligor shall become a FATCA FFI or a US Tax Obligor.

11.21	Know your customer requirements

Promptly upon the Agent’s request the Obligors will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

11.22	Use of proceeds

No proceeds of any Advance of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

11.23	Documents to be provided following execution of a Master Agreement

Following the execution of each Master Agreement, the Obligors shall procure that promptly following the execution of such Master Agreement the Agent has received the following documents in form and substance satisfactory to the Agent and its lawyers:

(a)	a duly executed original of the Master Agreement Assignment in relation to that Master Agreement (and of each document required to be its terms);

(b)	if required by the Agent and in the case of each Mortgage an amendment or addenda to that Mortgage specifying such consequential amendments to that Mortgage as may be required as a consequence of the entry by Euronav and the relevant Swap Bank into the Master Agreement;

(c)	in each case if required for the provisions of the legal opinions referred to in paragraph (f), copies of the resolutions of the directors and shareholders of the Obligors authorising the execution of the Master Agreement Assignment referred to in paragraph (a) and the Mortgage amendments and addenda referred to in paragraph (b);

(d)	the original of any power of attorney under which any of the Master Agreement Assignment referred to in paragraph (a) and the Mortgage amendments and addenda referred to in paragraph (b) are to be executed on behalf of an Obligor;

(e)	documentary evidence that the Mortgage amendments and addenda referred to in paragraph (b) have been duly registered against that Ship as valid amendment or addenda to the Mortgage in accordance with the laws of the relevant Approved Flag;

(f)	if required by the Agent, favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium, the country where the Ship is registered following such transfer, Norway (in relation to the first such transfer) and such other relevant jurisdictions as the Agent may require; and

(g)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Obligor also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Obligor will maintain its separate corporate existence under the laws of, and the centre of its main interests in, Belgium and Euronav shall maintain its listing on the First Market of Euronext Brussels, the New York Stock Exchange or such other reputable international stock exchange approved by the Agent (acting on the instructions of the Majority Lenders) in writing, such approval not to be unreasonably withheld or delayed.

12.3	No change of business

No Obligor will operate outside the scope of its Articles of Association as at the date of this Agreement.

12.4	No merger etc.

No Obligor will, and each Obligor will procure that none of its subsidiaries will, enter into any form of merger, sub-division, amalgamation or other reorganisation which may, in the reasonable opinion of the Majority Lenders, have a material adverse effect on the financial position that Obligor.

12.5	Financial Covenants

Euronav will ensure that the consolidated financial position of the Euronav Group shall at all times during the Security Period be such that:

(a)	Consolidated Working Capital shall not be less than $0;

(b)	Free Liquid Assets are not less than the higher of:

(i)	$50,000,000;

(ii)	5 per cent. of Total Indebtedness;

(c)	the amount of Cash shall equal or exceed US$30,000,000; and

(d)	the ratio of Stockholders’ Equity to Total Assets is not less than 30 per cent.

In this Clause 12.5 (Financial Covenants):

“Cash” means, at any date of determination under this Agreement, the aggregate value of the Euronav Group’s credit balances on any deposit, savings or current account and cash in hand with recognised and reputable banks or financial institutions but excluding any such credit balances and cash subject to a Security Interest at any time;

“Consolidated Current Assets” means, at any date of determination under this Agreement, the amount of the current assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having remaining maturities of more than 12 months;

“Consolidated Current Liabilities” means, at any date of determination under this Agreement, the amount of the current liabilities of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

“Consolidated Working Capital” means Consolidated Current Assets less Consolidated Current Liabilities;

“Free Liquid Assets” means, at any date of determination under this Agreement, the aggregate amount of cash and cash equivalents of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet but excluding any of those assets subject to a Security Interest (other than a Security Interest in favour of the Security Trustee pursuant to this Agreement) at any time and, for the avoidance of doubt, “cash and cash equivalents” include any amounts available under committed credit lines having remaining maturities of more than 6 months;

“Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Euronav Group most recently delivered to the Agent pursuant to Clause 11.6 (Provision of financial statements) and/or most recently made publicly available;

“Stockholders’ Equity” means, at any date of determination under this Agreement, the amount of the capital and reserves of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet;

“Total Assets” means, at any date of determination under this Agreement, the amount of the total assets of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet; and

“Total Indebtedness” means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, banks loans and other long-term loans) and short-term loans of the Euronav Group determined on a consolidated basis in accordance with IFRS and as shown in the Latest Balance Sheet.

12.6	Change in IFRS

If, at any time after the date of this Agreement, any mandatory change is made to IFRS or any applicable law relating to the financial reporting (including but not limited to accounting bases, policies, practices and procedures or reference periods) of the Euronav Group generally or any member of the Euronav Group individually and the effect of complying with that change would result in the value for “Cash”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Working Capital”, “Free Liquid Assets”, “Stockholders’ Equity”, “Total Assets” and/or “Total Indebtedness” being materially different from its value if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement and of which the Lenders would reasonably expect to have been informed, Euronav shall immediately notify the Agent of that change and procure that, as soon as reasonably practicable thereafter, the Euronav’s auditors deliver to the Agent:

(a)	a description of the change and what adjustments would need to be made to the financial statements of the Euronav Group following that change in order to reverse the effects of that change so that the values of “Cash”, “Consolidated Current Assets”, “Consolidated Current Liabilities”, “Consolidated Working Capital”, “Free Liquid Assets”, “Stockholders’ Equity”, “Total Assets” and/or “Total Indebtedness” will be the same as if calculated in accordance with IFRS and all applicable laws in effect at the date of this Agreement; and

(b)	such information, in form and substance acceptable to the Agent, as may be required:

(i)	to enable the Lenders to determine whether there is a breach of any of the financial covenants in respect of the Euronav Group set out in Clause 12.5 (Financial Covenants) (based on IFRS and all applicable laws in effect at the date of this Agreement); and

(ii)	to assist the Lenders in making an accurate comparison between the financial position of the Euronav Group indicated in the financial statements prepared following the change and those prepared prior to it.

In the event that the Lenders are satisfied that, based on the information provided by Euronav’s auditors, the financial covenants in Clause 12.5 (Financial Covenants) have been complied with, the Lenders and the Obligors shall enter into discussions with a view to agreeing amendments to this Agreement so as to mitigate the effect of the change.

12.7	Change of accounting period

Euronav shall not change its fiscal year end date being 31 December.

12.8	Restrictions on dividends

Euronav may only pay a dividend or make a distribution and/or buy-back its own common stock subject to the following conditions:

(a)	no Event of Default has occurred and is continuing or would result upon payment of the proposed dividend or distribution; and

(b)	the payment of such dividend or distribution would not cause any breach of any of the financial covenants set out in Clause 12.5 (Financial Covenants).

12.9	Payment of taxes

Each Obligor shall pay when due all taxes applicable to, or imposed on or in relation to that Obligor, its business or any Ship to be owned by it.

12.10	Negative undertakings

No Obligor will:

(a)	change its legal name, type of organisation or jurisdiction of incorporation; and

(b)	provide any form of credit or financial assistance to any person or enter into any transaction with or involving any person on terms which are, in any respect, less favourable to the Obligor than those which it could obtain in a bargain made at arms’ length.

(c)	provide any form of credit or financial assistance to any other Obligor other than loans in relation to which the other Obligor’s rights have been fully subordinated to those of the Creditor Parties.

12.11	Restrictions on repayment of Qualifying Notes

Euronav will not make any repayment of principal pursuant to the Qualifying Notes except with:

(a)	proceeds from an initial public offering or other equity offering;

(b)	proceeds from other subordinated debt; or

(c)	cash from Euronav’s operations Provided that cash and cash equivalents of Euronav will exceed $150,000,000 immediately following such repayment,

and Euronav shall not make any such repayment of principal pursuant to the qualifying Notes if an Event of Default has occurred and is continuing or would result from such repayment of the Qualifying Notes except with the consent of the Agent, acting with the authorisation of the Majority Lenders.

12.12	Sanctions

Each Obligor shall ensure that none of their, nor any of their subsidiaries, respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, is a person listed on any Sanctions List.

12.13	Incurrence of Financial Indebtedness

No Obligor shall, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if, as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee (as assessed in accordance with IFRS), an Event of Default would occur, or one or more of the financial covenants in respect of Euronav set out in Clause 12.5 (Financial covenants) would be breached, on the date of such incurrence.

13	INSURANCE

13.1	General

Each Owner also undertakes with each Creditor Party to comply with the following provisions of Clause 13 (Insurance) at all times during the Security Period (in the case of any Ships owned by that Owner) (in the case of each Ship after the Drawdown Date applicable to it) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Owner shall keep each Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks and war risks (including hull and machinery, hull and freight interest, piracy, terrorism, missing vessel cover, blocking and trapping and confiscation); and

(b)	protection and indemnity risks (including pollution risks), on “full entry terms”.

13.3	Terms of obligatory insurances

Each Owner shall, effect such insurances in respect of each Ship owned by it:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks (including coverage for war protection and indemnity with a separate limit for the same amounts insured under war hull), in an amount on an agreed value basis at least the greater of (i) when aggregated with such insurances on the other Ships which are subject to a Mortgage, 125 per cent. of the Loan and (ii) the Fair Market Value of that Ship;

(c)	in the case of hull and machinery insured values of each Ship in an amount not less than 70 per cent. of the total insured value of that Ship;

(d)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

(e)	in relation to protection and indemnity risks in respect of the Ship’s full tonnage on full entry terms;

(f)	on approved terms; and

(g)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), each Owner shall procure that the obligatory insurances shall:

(a)	in relation to the obligatory insurances for fire and usual marine risks and war risks, whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)	provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so.

13.5	Renewals

The Owners shall ensure that:

(a)	before the expiry of any obligatory insurance, that obligatory insurance is renewed; and

(b)	promptly after each such renewal, there is provided to the Security Trustee details of the terms and conditions on which such obligatory insurances have been renewed.

If there is a change in the insurers and/or markets through whom the obligatory insurances are placed the Owners shall procure that the Security Trustee is notified within a reasonable time of the names of the insurers and/or markets employed for the purposes of the renewal of the obligatory insurance and of the amounts in which they are renewed.

13.6	Letters of undertaking

In relation to all obligatory insurances effected from time to time under Clause 13.2 (Maintenance of obligatory insurances), the Owners shall ensure that all brokers and any protection and indemnity or war risks associations in which any Ship is entered, in each case being approved by the Security Trustee (such approval not to be unreasonably withheld), provide the Security Trustee with letters of undertaking:

(a)	in the case of a broker, in a form standard in the insurance market in which such broker operates or any professional association of which that approved broker is a member;

(b)	in the case of a protection and indemnity or war risks association, in its standard form.

If any of the obligatory insurances referred to in Clause 13.2(a) and/or 13.2(b) form part of a fleet cover, the Owners will procure that any letter of undertaking referred to in paragraph (a) of this Clause 13.6 (Letters of undertaking) is amended to provide that the relevant brokers shall undertake to the Security Trustee that they shall neither set-off against any claims in respect of the relevant Ship any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances.

13.7	Copies of certificates of entry

The Owners shall ensure that any protection and indemnity and/or war risks associations in which each Ship is entered provides the Security Trustee with a certified copy of the certificate of entry for that Ship.

13.8	Deposit of original policies

The Owners shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

The Owners shall ensure that (taking account of any applicable grace periods) all premiums, calls or contributions or other sums of money from time to time due in respect of any obligatory insurances are paid in full and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

The Owners shall arrange for the execution and delivery of all guarantees and indemnities as may from time to time be required by any Ship’s P&I Club or war risks association.

13.11	Compliance with terms of insurances

No Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance in relation to any Ship invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall (in the case of any Ships owned by that Owner) take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall (in the case of any Ships owned by that Owner) make any changes relating to the classification or classification society or manager or operator of any Ship approved by the underwriters of the obligatory insurances;

(c)	each Owner shall (in the case of any Ships owned by that Owner) make (and promptly supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which any Ship it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall (in the case of any Ships owned by that Owner) employ any Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

The Owners will procure that:

(a)	no adverse alteration is made to any obligatory insurance (which alteration is, in the reasonable opinion of the Security Trustee, likely to materially adversely affect the Lenders) without the prior written consent of the Security Trustee; and

(b)	all the steps under its control are taken to seek to avoid the occurrence of any act or omission which would enable cancellation of any obligatory insurance or render any obligatory insurance invalid, void or unenforceable or render any sum paid out under any obligatory insurance repayable in whole or in part.

13.13	Settlement of claims

No Owner shall (in the case of any Ships owned by that Owner) settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Owner shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of information

Each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting or renewing any such insurances as are referred to in Clause 13.15 (Mortgagee’s interest and additional perils insurances) or dealing with or considering any matters relating to any such insurances;

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.15	Mortgagee’s interest and additional perils insurances

The Agent for the benefit of the Security Trustee, or the Security Trustee itself, shall effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in such amounts, on such terms reasonably available in the market, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Agent or the Security Trustee (as the case may be) in respect of all reasonable premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance Provided that the cover in respect of the mortgagee’s interest marine insurance shall not exceed 110 per cent. of the Loan.

Notwithstanding the above, if at any time the Agent or Security Trustee proposes to effect any insurances of the nature referred to in this Clause, it shall first notify the Borrowers of the insurance which it proposes to effect, the terms on which it requires it to be effected and the date from which it requires it to be so effected. If, before the date on which the Agent or Security Trustee (as the case may be) requires that insurance to be effected, the Borrowers can demonstrate to the Agent or Security Trustee (as the case may be) that a firm of insurance brokers with a reputation acceptable to the Agent or the Security Trustee (as the case may be) is able to arrange that insurance upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Agent or Security Trustee is prepared to arrange that insurance and with underwriters acceptable to the Agent or Security Trustee (as the case may be), and if that firm of insurance brokers will enter into such agreements with the Agent or Security Trustee (as the case may be) as it may require taking into account the identity of that firm of insurance brokers, the Agent or Security Trustee (as the case may be) shall not unreasonably refuse to effect that insurance through that firm of insurance brokers so nominated by the Borrowers.

14	SHIP COVENANTS

14.1	General

Each Owner also undertakes with each Creditor Party to comply with the provisions of this Clause 14 (Ship Covenants) at all times during the Security Period (in the case of any Ships owned by that Owner) (in the case of each Ship after the Drawdown Date applicable to it or, in the case of Euronav, after the transfer of that Ship to Euronav pursuant to Clause 14.15 (Transfer of Ships)) except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of Clause 14.2 (Ship’s name and registration), 14.12 (Restrictions on chartering, appointment of managers etc.) and 14.14 (Sharing of Earnings).

14.2	Ship’s name and registration

Subject to Clause 14.15 (Transfer of Ships), each Owner shall (in the case of any Ships owned by that Owner) keep each Ship owned by it registered in its name on an Approved Flag; and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or country of registry of any Ship Provided that an Owner may change the registry of a Ship owned by it to any Approved Flag without the consent of the Lenders subject to the relevant Owner, as the case may be, providing the Creditor Parties with replacement security at the time of such transfer (in form and substance satisfactory to the Agent) so that the Creditor Parties have the same security on that Ship and subject to any appropriate consequential amendments to the Finance Documents.

14.3	Repair and classification

Each Owner shall (in the case of any Ships owned by that Owner) keep each Ship owned by it in a good safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain that Ship’s class as at the date of this Agreement free of overdue recommendations and conditions affecting that Ship’s class with a classification society which has been approved by the Agent; and

(c)	so as to comply with all laws and regulations applicable to vessels registered on the applicable Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Modification

No Owner shall (in the case of any Ships owned by that Owner) make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially and adversely alter the structure, type or performance characteristics of any Ship or reduce its value.

14.5	Removal of parts

No Owner shall (in the case of any Ships owned by that Owner) remove any material part of any Ship, or any item of equipment installed on any Ship, except in the normal course of maintenance and repair, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that the Owner owning the relevant Ship may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship concerned.

14.6	Surveys

Each Owner shall (in the case of any Ships owned by that Owner) submit each Ship regularly to such periodical or other surveys which may be required for that Ship’s classification purposes and shall comply with all conditions and recommendations affecting that Ship’s class of the relevant classification society in accordance with their terms unless waived.

14.7	Inspection

Each Owner shall (in the case of any Ships owned by that Owner) permit the Agent (by surveyors or other persons appointed by it for that purpose, at the Borrowers’ expense once per year) to board any Ship at all reasonable times to inspect its condition (without interfering with that Ship’s operation) or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.8	Prevention of and release from arrest

Each Owner shall (in the case of any Ships owned by that Owner) promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any such Ship, its Earnings or the Insurances in relation any such Ship;

(b)	all taxes, dues and other amounts charged in respect of any such Ship, its Earnings or the Insurances in relation to any such Ship; and

(c)	all other outgoings whatsoever in respect of any such Ship, its Earnings or the Insurances in relation to any such Ship;

and, forthwith upon receiving notice of the arrest of any Ship, or of its detention in exercise or purported exercise of any lien or claim, the Borrowers shall as soon as possible or in any event within 30 days (or such greater period as may be agreed by the Agent) procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc.

Each Owner shall:

(a)	comply, or procure compliance with all laws or regulations:

(i)	relating to its business generally; and

(ii)	relating to each Ship owned by that Owner, its ownership, employment, operation, management and registration,

including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions and the laws of the Approved Flag in relation to each Ship owned by that Owner;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any consents required to be obtained and maintained by that Owner in connection with any Environmental Laws;

(c)	without limiting paragraph (a) above, not employ any Ship owned by that Owner nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions; and

(d)	procure that no Obligor nor any member of the Euronav Group is or becomes a Restricted Person.

14.10	Provision of information

Each Owner shall (in the case of any Ship owned by that Owner) promptly provide the Agent with any information which it reasonably requests regarding:

(a)	any Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to any Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of any Ship and any payments made in respect of any Ship;

(d)	any towages and salvages;

(e)	that Owner, Euronav’s, the Approved Managers’ or any Ship’s compliance with the ISM Code and/or the ISPS Code,

and, upon the Agent’s request, provide copies of any current charter relating to any Ship and of any current charter guarantee and copies of any Ship’s Safety Management Certificate.

14.11	Notification of certain events

The Obligors shall immediately notify the Agent by email, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which any Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the applicable time limit;

(d)	any arrest or detention of a Ship, any exercise of any lien on any Ship or its Earnings or any requisition of a Ship for hire which may be material in the context of this Agreement;

(e)	any intended dry docking of a Ship other than a routine dry docking;

(f)	any Environmental Claim made against any Obligor or in connection with a Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against an Obligor, an Approved Manager or otherwise in connection with a Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and the Obligors shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of any Obligor’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc.

No Owner shall (in the case of any Ships owned by that Owner):

(a)	let any Ship on demise charter for any period;

(b)	enter into any charter in relation to any Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(c)	charter any Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)	appoint a manager of any Ship other than the Approved Managers or agree to any material alteration to the terms of an Approved Manager’s appointment; or

(e)	put any Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:

(i)	that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason; or

(ii)	the cost of such work is covered by insurances; or

(iii)	the Owner owning the relevant Ship establishes to the reasonable satisfaction of the Agent that it has sufficient funds to pay for the cost of such work.

14.13	Notice of Mortgage

Each Owner shall (in the case of any Ships owned by that Owner) keep each Mortgage registered against the relevant Ship as a valid first priority mortgage, carry on board each

Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of each Ship a framed printed notice stating that that Ship is mortgaged by the relevant Owner to the Security Trustee.

14.14	Sharing of Earnings

No Owner will (in the case of any Ships owned by that Owner) enter into any agreement or arrangement for the sharing of any Earnings other than pursuant to a pooling agreement relating to the Tankers International Pool.

14.15	Transfer of Ships

Notwithstanding Clause 14.2 (Ship’s name and registration), an Initial Borrower may transfer the ownership of a Ship owned by it to Euronav Provided that on or before the date of such transfer the Agent has received the following documents in form and substance satisfactory to the Agent and its lawyers:

(a)	a duly executed original of the Replacement Finance Documents in relation to the relevant Ship (and of each document required to be delivered by their respective terms);

(b)	on or before the first such transfer, a duly executed original of the Account Pledge in relation to the Earnings Account in the name of Euronav (and of each document required to be delivered by its terms);

(c)	in each case if required for the provisions of the legal opinions referred to in paragraph (h), copies of the resolutions of the directors of Euronav authorising the execution of each of the Replacement Finance Documents in relation to the relevant Ship;

(d)	the original of any power of attorney under which any of the Replacement Finance Documents in relation to the relevant Ship are to be executed on behalf of Euronav;

(e)	the originals of any mandates or other documents required in connection with the opening or operation of the Earnings Account in the name of Euronav;

(f)	documentary evidence that the relevant Ship:

(i)	is definitively and permanently registered in the name of Euronav under the relevant Approved Flag;

(ii)	is in the absolute and unencumbered ownership of Euronav save as contemplated by the Finance Documents;

(iii)	the Mortgage granted by Euronav in relation to it has been duly registered against that Ship as valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag; and

(iv)	notwithstanding the transfer of ownership to Euronav, it is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

(g)	documents establishing that the Ship will, as from the date of such transfer, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(i)	a Manager’s Undertaking in respect of the Ship and in relation to the management of the Ship on behalf of Euronav; and

(ii)	copies of the relevant Approved Manager’s Document of Compliance and of that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC (in the name of Euronav where applicable);

(h)	favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium, the country where the Ship is registered following such transfer, Norway (in relation to the first such transfer) and such other relevant jurisdictions as the Agent may require;

(i)	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Ship as the Agent may require;

(j)	if required by the Agent, a duly executed original of a supplemental agreement to this Agreement specifying such consequential amendments to the Loan Agreement and other Finance Documents as may be required as a consequence of:

(i)	the transfer of ownership of the relevant Ship;

(ii)	the execution of the Replacement Finance Documents in relation to the relevant Ship; and

(iii)	if such transfer results in the occurrence of the First Release Date, the accession of Euronav as a Borrower pursuant to paragraph (a)(ii) of Clause 14.16 (Accession of Euronav and release of Initial Borrowers); and

(k)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

14.16	Accession of Euronav and release of Initial Borrowers

(a)	From the First Release Date:

(i)	Euronav shall cease to guarantee the obligations of the Initial Borrowers and Euronav shall be a Borrower under this Agreement and be bound by the terms of this Agreement and the other relevant Finance Documents as a Borrower in place of the Initial Borrower being released from its obligations under the Loan Agreement and the other Finance Documents;

(ii)	provided that no Event of Default has occurred and is continuing, the Initial Borrower that is no longer an Owner shall be released from its obligations under the Loan Agreement and the other Finance Documents and shall no longer be a Borrower;

(b)	From the Second Release Date and provided that no Event of Default has occurred and is continuing, the Initial Borrower that remained a Borrower after the release of the first Initial Borrower pursuant to paragraph (a)(i) shall be released from its obligations under the Loan Agreement and the Finance Documents and shall no longer be considered a Borrower.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 (Provision of additional security; prepayment) applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the Fair Market Values (determined as provided in Clause 15.3 (Valuation of Ships) of each Ship subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15 (Security Cover);

is below 125 per cent. of the Loan.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1 (Minimum required security cover), the Borrowers shall, within 30 days after the date on which the Agent’s notice is served:

(a)	provide, or ensure that a third party provides, acceptable additional security which, in the reasonable opinion of the Majority Lenders, has a net realisable value (taking into account the amount of any prepayment made pursuant to Clause 15.2(b) in response to the same notice) at least equal to the shortfall and is documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require and, for this purpose, it is agreed that acceptable additional security shall include cash collateral in Dollars valued at par; and/or

(b)	prepay such part of the Loan as will eliminate the shortfall (taking into account the net realisable value of any additional security provided pursuant to Clause 15.2(a) in response to the same notice).

15.3	Valuation of Ships

The Fair Market Value of a Ship at any date is that shown by the average of 2 valuations:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Shipbroker;

(c)	without physical inspection of that Ship;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment;

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

The Borrowers shall provide (at their own cost) the valuations of each Ship which are required to determine its Fair Market Value pursuant to this Clause 15.3 (Valuation of Ships) at the same time as Euronav provides to the Agent the compliance certificates pursuant to paragraph (e) of Clause 11.6 (Provision of financial statements) and, after the occurrence of an Event of Default which is continuing, whenever requested by the Agent.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 (Provision of additional security; prepayment) and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3 (Valuation of Ships).

15.5	Valuations binding

Any valuation under Clause 15.2 (Provision of additional security; prepayment), 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security) shall be binding and conclusive as regards the Borrowers and the Lenders, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest over a vessel.

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 (Valuation of Ships) or 15.4 (Value of additional vessel security) with any information which the Agent or the shipbroker or expert may reasonably request for the purposes of its valuation.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Miscellaneous indemnities), the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

15.8	Application of prepayment

Clause 8 (Repayment and Prepayment and Cancellation) shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by any Obligor under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)	in the case of an amount payable by a Lender to the Agent or by any Obligor to the Agent or any Lender, to such account with such bank as the Agent may from time to time notify to the Obligors and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Obligors and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clause 16.5 (Permitted deductions by Agent), Clause 16.6 (Agent only obliged to pay when monies received) and Clause 16.7 (Refund to Agent of monies not received):

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or that Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to an Obligor or a Lender or a Swap Counterparty, without first having received that sum, that Obligor or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 (Refund to Agent of monies not received) shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Obligors and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Obligors under the Finance Documents and all payments in respect of those amounts made by the Obligors and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Agent’s memorandum account) show an amount to be owing by an Obligor or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

16.12	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 16.1 (Currency and method of payments) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Creditor Party or Creditor Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	Where an Obligor or a Lender has made a payment in accordance with this Clause 16.12 (Impaired Agent) it shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with clause 5.5 (Replacement of Agent) of the Agency and Trust Deed, the Obligors and each party which has made a payment to a trust account in accordance with this Clause 16.12 (Impaired Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 16.4 (Distribution of payments to Creditor Parties).

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Trustee under the Finance Documents;

(b)	SECONDLY: in or towards satisfaction of any amounts then due and payable to the Creditor Parties (other than the Swap Banks) under the Finance Documents (or any of them) in such order of application and/or such proportions as the Agent, acting with the authorisation of the Lenders, may specify by notice to the Borrowers, the Security Parties and the other Creditor Parties,

(c)	THIRDLY: in retention of an amount equal to any amount not then due and payable to the Creditor Parties (other than the Swap Banks) under any Finance Document but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause (b);

(d)	FOURTHLY: in or towards satisfaction pro rata of any amount then due and payable under any Master Agreement which relates to a Designated Transaction;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Master Agreement which relates to a Designated Transactions but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause (d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 (Variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 (Application of Receipts) and any notice which the Agent gives under Clause 17.2 (Variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Earnings

Each Owner undertakes with each Creditor Party to ensure that throughout the Security Period (and subject only to the provisions of the General Assignments) all the Earnings of each Ship owned by it and proceeds under any Insurances in relation to any Ship owned by is are paid to the Earnings Account in relation to that Owner without delay or deductions Provided that the Earnings in respect of each Ship shall be available to the Owners unless an Event of Default has occurred and is continuing.

18.2	Location of accounts

Each Owner shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Account in relation to that Owner; and

(b)	execute any documents which the Agent reasonably specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Account in relation to that Owner.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay within 3 Business Days of the date when due or, if payable on demand, within 3 Business Days of such demand, any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2 (Waiver of conditions precedent), Clause 11.2 (Title; negative pledge), Clause 11.3 (Disposal of assets), Clause 11.4 (Maintenance of ownership of Borrowers), Clause 12.2 (Maintenance of status), Clause 12.3 (No change of business), Clause 12.4 (No merger etc.), Clause 12.8 (Restrictions on dividends), Clause 12.11 (Restrictions on repayment of Qualifying Notes), Clause 12.12 (Sanctions), Clause 13 (Insurance), or Clause 15.2 (Provision of additional security; prepayment) or paragraph (c) of Clause 14.9 (Compliance with laws etc.); or

(c)	(subject to any applicable grace period in the relevant Finance Documents) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) and if, in the opinion of the Majority Lenders, such default is capable of remedy, such default continues unremedied 30 days after written notice from the Agent requesting action to remedy the same; or

(d)	any representation, warranty or statement made by, or by an officer of, any Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made; or

(e)	any of the following occurs in relation to the Qualifying Notes or any other Financial Indebtedness of a Relevant Person in respect of $10,000,000 or more (other than in relation to the Samsung Seller’s Credit) or, as regards Financial Indebtedness arising under different documents or transactions, an aggregate amount of $10,000,000 or more (or the equivalent in another currency) excluding Financial Indebtedness in relation to the Samsung Seller’s Credit:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand nor within any applicable grace period; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event unless such termination event is being contested in good faith; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(f)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	a Relevant Person fails to comply with or pay any sum due from it under any final judgment or any final order made or given by any court of competent jurisdiction or any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $10,000,000 or more or the equivalent in another currency; or

(iii)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person or any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or an administration notice is given or filed in relation to a Relevant Person, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than any Borrower or Euronav which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(g)	any Obligor ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(i)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(j)	any event or circumstance occurs which the Majority Lenders determine has, or could reasonably be expected to have, a material adverse effect on:

(i)	the ability of any Obligor to perform its obligations under the Finance Documents; or

(ii)	the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of any Obligor or any of their respective subsidiaries; or

(k)	at any time, any Obligor is not in compliance with all material Environmental Laws relating to each Ship, its ownership, operation and management or to the business of the relevant Obligor.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrowers under this Agreement are terminated; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), the Loan, all accrued interest and all other amounts accrued or owing from any Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) and (ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 (Actions following an Event of Default) if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or a Swap Counterparty under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1 (Interests several).

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

In no event shall any Creditor Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and each Obligor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

19.9	Relevant Persons

In this Clause 19 (Events of Default) a “Relevant Person” means a Borrower, a Security Party or any of either Borrower’s or Euronav’s subsidiaries, but excluding any company which is dormant and the value of whose gross assets is $5,000,000 or less.

19.10	Interpretation

In Clause 19.1(e) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(f) “petition” includes an application.

19.11	Position of Swap Counterparties

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 (Events of Default), to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20	FEES AND EXPENSES

20.1	Fees

The Borrowers shall pay to the Agent:

(a)	on the date of this Agreement or as otherwise agreed, the fees in amounts previously agreed in writing between the Agent and the Borrowers; and

(b)	quarterly in arrears on each 31 March, 30 June, 30 September and 31 December and on the first Drawdown Date (or, if earlier, the date on which this Agreement is terminated) during the period from the date of this Agreement to the last day of the Availability Period (or, if earlier, the date on which this Agreement is terminated), for the account of the Lenders, a commitment fee at the rate of 40 per cent. of the Margin per annum on the Total Available Commitments, for distribution among the Lenders pro rata to their Commitments.

20.2	Costs of negotiation, preparation etc.

The Obligors shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Obligors shall pay to the Agent, on the Agent’s demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 (Security Cover) or any other matter relating to such security; or

(d)	any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Obligors shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Obligors to pay such a tax.

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Obligors shall fully indemnify the Agent and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of the applicable Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Obligors to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Obligors on the amount concerned under Clause 7 (Default Interest));

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default);

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) covers any Break Costs.

21.3	Miscellaneous indemnities

The Obligors shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any civil penalty or fine against, and all reasonable costs and expenses (including reasonable fees of counsel and disbursements) incurred in connection with or the defence thereof by, the Agent or any other Creditor Party as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions; or

(c)	any other Pertinent Matter;

other than claims, expenses, liabilities and losses which are shown to have been caused by the gross negligence, dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 (Miscellaneous indemnities) covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law or any Sanctions.

21.4	Currency indemnity

If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Obligors shall indemnify within 3 Business Days of demand the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 (Currency indemnity), the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 (Currency indemnity) creates a separate liability of the Obligors which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements

For the avoidance of doubt, Clause 21.4 (Currency indemnity) does not apply in respect of sums due from Euronav to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21 (Indemnities), a sum payable by the Obligors to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Obligors (or any of them) under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which an Obligor is required by law to make.

22.2	Grossing-up for taxes

Subject as provided in Clause 26.18 (Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office), if an Obligor is required by law to make a tax deduction from any payment:

(a)	that Obligor shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Obligor shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received; and

(d)	that Obligor shall, as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to that authority.

22.3	Evidence of payment of taxes

Promptly, and in any event within 1 month after making any tax deduction, the Obligor concerned shall deliver to the Agent for the Creditor Party entitled to the payment an original receipt (or certified copy thereof) satisfactory to that Creditor Party evidencing that the tax had been paid to the appropriate taxation authority.

22.4	Tax credit

A Creditor Party which has obtained (and has derived full use and benefit, on an affiliated group basis, of) a repayment or credit in respect of tax on account of which the Obligors (or any of them) have made an increased payment under Clause 22.2 (Grossing-up for taxes) shall pay to the relevant Obligors a sum equal to the proportion of the repayment or credit which that Creditor Party allocates to the amount due from the relevant Obligors in respect of which the relevant Obligors made the increased payment Provided that:

(a)	the Creditor Party shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;

(b)	nothing in this Clause 22.4 (Tax credit) shall oblige a Creditor Party to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(c)	nothing in this Clause 22.4 (Tax credit) shall oblige a Creditor Party to make a payment which would leave it in a worse position than it would have been in if the Obligors had not been required to make a tax deduction from a payment;

(d)	any allocation or determination made by a Creditor Party under or in connection with this Clause 22.4 (Tax credit) shall be conclusive and binding on the Obligors and the other Creditor Parties;

(e)	nothing in this Clause 22.4 (Tax credit) shall oblige any Creditor Party to disclose any information relating to its affairs (tax or otherwise) or those of its ultimate parent company (or any subsidiary thereof) or any computations in respect of tax; and

(f)	the Creditor Party’s tax affairs for its tax year in respect of which such credit or repayment was obtained have been finally settled.

22.5	Exclusion of tax on overall net income

In this Clause 22 (No Set-Off or Tax Deduction) “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6	Value Added Tax

(a)	All amounts expressed to be payable under a Finance Document by any party to a Creditor Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Creditor Party to any part in connection with a Finance Document, that party shall pay to the Creditor Party (in additional to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)	Where a Finance Document requires any party to reimburse a Creditor Party for any costs or expenses, that party shall also at the same time pay and indemnify the Creditor Party against all VAT incurred by the Creditor Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

22.7	Application to Master Agreements

For the avoidance of doubt, Clause 22 (No Set-Off or Tax Deduction) does not apply in respect of sums due from Euronav to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

22.8	FATCA

(a)	FATCA Information

(i)	Subject to paragraph (iii) below, each party to a Finance Document shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(A)	confirm to that other party whether it is a FATCA Exempt Party or is not a FATCA Exempt Party; and

(B)	supply to the requesting party such forms, documentation and other information relating to its status under FATCA (including its applicable

“passthru percentage” or other information required under the U.S. Treasury regulations or other official guidance including intergovernmental agreements or treaties) as the requesting party reasonably requests for the purposes of such requesting party’s compliance with FATCA.

(ii)	If a party to any Finance Document confirms to another party pursuant to Clause 22.8(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party and the Agent reasonably promptly.

(iii)	Subclause (i) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of any law or regulation, any policy of that Creditor Party, any fiduciary duty or any duty of confidentiality, or to disclose any confidential information (including, without limitation, its tax returns and calculations); provided, however, that information required (or equivalent to the information so required) by United States Internal Revenue Service Forms W-8 or W-9 (or any successor forms) shall not be treated as confidential information of such Creditor Party for purposes of this subclause (iii).

(iv)	If a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with subclause (i) above (including, for the avoidance of doubt, where subclause (iii) above applies), then

(A)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(B)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

(b)	FATCA Gross-Up

(i)	If any Obligor making a payment under a Finance Document is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and shall make a payment to the IRS (or such other taxing authority as required under FATCA or any intergovernmental agreement entered into thereunder) within the time allowed and in the amount required by FATCA.

(ii)	If a FATCA Deduction is required to be made by any Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deductions) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(iii)	The Obligors shall promptly upon becoming aware that a FATCA Deduction is required (or that there is any change in the rate or basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Creditor Party shall notify the Agent on becoming aware that a FATCA Deduction (or that a change in the rate or basis of a FATCA Deduction) may be required on a payment to such Creditor Party.

(iv)	As soon as possible and no later than within 15 days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligors shall deliver to the Agent for the Creditor Party entitled to the payment evidence reasonably satisfactory to that Creditor Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the IRS (or other taxing authority as applicable).

(v)	Each Creditor Party may make any FATCA Deduction it is required to make under FATCA, and any payment required in connection with that FATCA Deduction, and no Creditor Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Creditor Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another party (or that there is any change in the rate or basis of such FATCA Deduction) shall notify that party and the Agent.

(vi)	If the Agent is required to make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by any of the Obligors, the amount of the payment due from that Obligor, shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(vii)	The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Creditor Party which relates to a payment by any of the Obligors, as the case may be (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the relevant Obligor and the relevant Creditor Party.

(c)	FATCA Indemnity

(i)	The Obligors shall, (within 3 Business Days of demand by the Agent) indemnify each Creditor Party and pay to each such Creditor Party an amount equal to the taxes, losses, liabilities or costs which such Creditor Party determines will be or has been (directly or indirectly) suffered by such Creditor Party as a result of (1) any of the Obligors or any Creditor Party making a FATCA Deduction from any amounts due to such Creditor Party under the Finance Documents or (2) any taxes, penalties, interest or other amounts being asserted against or imposed on such Creditor Party by any taxing or governmental authority under FATCA in connection with any payment under the Finance Documents. This paragraph shall not apply to the extent a tax, loss, liability or cost is compensated for by an increased payment under Clause 22.8(b)(ii) or 22.8(b)(vi) above.

(ii)	A Creditor Party making, or intending to make, a claim under subclause (i) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors.

(d)	No Double FATCA Indemnity

Any amount actually paid by any of the Obligors under Clause 22.8(b)(ii) or (vi) or Clause 22.8(c)(i) shall not also be paid or indemnified under Clauses 22.2 (Grossing-up for taxes), 22.4 (Tax credit) or 24.4 (Payment of increased costs).

(e)	FATCA Mitigation

(i)	If a FATCA Deduction is or will be required to be made by any of the Obligors or the Agent under Clause 22.8(b) in respect of a payment to any FATCA Non-Exempt Lender, the relevant Obligor may (but shall not be required to), in addition to making any FATCA Deductions already required and any associated gross-up and indemnity payments under this Clause 22.8 (FATCA), not later than the second Repayment Date following a notice given under Clauses 22.8(b)(iii) or 22.8(c)(i) elect to either:

(A)	prepay in full the Contribution of the FATCA Non-Exempt Lender in accordance with and subject to the conditions of Clauses 8.11 (Amounts payable on prepayment) and 8.13 (Reborrowing) upon 30 days’ written notice to the Agent and such FATCA Non-Exempt Lender, specifying the amount to be prepaid, the date on which the prepayment is to be made and the basis for the FATCA Deduction, or

(B)	if no Event of Default or Potential Event of Default has occurred, nominate one or more Transferee Lenders who would meet the requirements of Clause 26.2 (Transfer by a Lender) of the Loan Agreement and who upon becoming a Lender would be an Exempt FATCA Party, by notice in writing to the Agent and the FATCA Non-Exempt Lender specifying the terms of the proposed transfer, and, subject to subclause (ii) below, cause such Transferee Lender(s) to purchase, in accordance with Clause 26 (Transfers and Changes in Lending Offices), all of the FATCA Non-Exempt Lender’s Contribution and Commitment.

(ii)	If any of the Obligors elects to nominate one or more Transferee Lenders under Clause 22.8(e)(i)(B), the relevant FATCA Non-Exempt Lender shall transfer its Contribution and Commitment to such Transferee Lender(s), but only after such FATCA Non-Exempt Lender has received one or more payments from any Obligor and such Transferee Lender(s) in an aggregate amount at least equal to the aggregate outstanding Contribution of such FATCA Non-Exempt Lender, together with accrued interest thereon to the date of payment of such Contribution and all other amounts payable to such FATCA Non-Exempt Lender under the Loan Agreement.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 (Illegality, etc.) applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation and/or contrary to or declared by any Sanctions Authority to be contrary to Sanctions,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 (Illegality) which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Agent notifying the Borrowers under Clause 23.2 (Notification of illegality), the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8 (Repayment and Prepayment and Cancellation).

23.4	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 (Increased Costs) applies if a Lender (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income);

(b)	complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	compliance with the implementation by the applicable authorities of the matters set out in Basel III, CRD IV or CRR and the continuing application of the same,

the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”.

24.2	Meaning of “increased cost”

In this Clause 24 (Increased Costs), “increased cost” means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to its Contribution; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No Set-Off or Tax Deduction) or an item arising directly out of the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004, substantially in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Creditor Party or any of its affiliates) Provided that the exclusion in this paragraph shall not include Base III irrespective of whether this is implemented or applied pursuant to Basel II.

For the purposes of this Clause 24.2 (Meaning of “increased cost”) the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class of its assets and liabilities) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1 (Increased costs) and there shall then be a 60 day consultation period for the Borrowers and Notifying Lender to discuss the particular increased cost and amount to be paid to the Notifying Lender.

24.4	Payment of increased costs

Unless something to the contrary is agreed by the Borrowers and the Notifying Lender during the 60 day consultation period referred to in 24.3 (Notification to Borrowers of claim for increased costs), the Borrowers shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4 (Payment of increased costs), the Borrowers may give the Agent not less than 5 Business Days’ notice of their intention to prepay the Notifying Lender’s Contribution or to procure a Transferee Lender.

24.6	Prepayment; termination of Commitment

A notice of prepayment under Clause 24.5 (Notice of prepayment) shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin.

24.7	Application of prepayment

Clause 8 (Repayment and Prepayment and Cancellation) shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may, at any time after the occurrence of an Event of Default which is continuing, without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of an Obligor at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Obligor to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Obligor;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25 (Set-Off), a sum payable by any Obligor to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 (Set-Off) gives the Creditor Parties a contractual right of set-off only and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Obligors

No Obligor may, without the consent of the Agent given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4 (Effective Date of Transfer Certificate), a Lender (the “Transferor Lender”) may, at its own cost, with the prior written consent of the Borrowers (not to be unreasonably withheld or delayed) and the Agent or without the consent of the Borrowers if an Event of Default has occurred and is continuing, cause:

(a)	its rights in respect of all or pro rata parts of its Contribution; or

(b)	its obligations in respect of all or pro rata parts of its Commitment; or

(c)	a combination of (a) and (b);

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 5 (Transfer Certificate) with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender Provided that a Lender may make such transfer to any wholly owned subsidiary of it, to its parent company or to another subsidiary of its parent company without the consent of the Borrowers or the Agent and the fee referred to in Clause 26.11 (Registration fee) shall not apply in relation to any such transfer.

Without prejudice to the foregoing, any such transfer by a Lender shall be subject to the following further conditions:

(i)	the amount of the Contribution and/or Commitment of the Lender which is to be transferred shall not be less than $10,000,000 or, if less, the remaining amount of its Contribution and Commitment, unless the Agent agrees otherwise;

(ii)	where no Event of Default has occurred and is continuing, the Agent shall approve the transfer (such approval not to be unreasonably withheld);

(iii)	payment of the fee in accordance with Clause 26.11 (Registration fee).

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Obligors, the Security Parties, the Security Trustee and each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to the Obligors and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5	No transfer without Transfer Certificate

No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with a Contribution and Commitment of the amounts specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the Transferor Lender’s title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.7 (Market disruption) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Obligors during normal banking hours, subject to receiving at least 3 Business Days prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

Each Obligor, the Security Trustee, each Lender and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $3,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

(a)	A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Security Party, the Agent or the Security Trustee and (where an Event of Default has occurred and is continuing) any Borrower. Where no Event of Default has occurred and is continuing the Borrowers’ consent to such sub-participation shall be required, such consent not to be unreasonably withheld or delayed.

(b)	The Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which that Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly Confidential Information. Without prejudice to the foregoing, a Lender may disclose any Confidential Information delivered by any Obligor hereunder and such other information in relation to any Borrower, Euronav and their respective subsidiaries which it may obtain pursuant to this Agreement:

(a)	to authorities in any other countries where that Lender, its subsidiaries, branches and representative officers or any other entity of that Lender are represented:

(i)	where such authority has requested information from the relevant entity of that Lender; and

(ii)	such disclosure is required by law, regulation or administrative order in order for that Lender to meet its legal requirements relating to reduction and/or prevention of money laundering, terrorism or corruption; or

(b)	to a potential Transferee Lender or sub-participant if such person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information.

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrowers, each other Security Party and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Replacement of Reference Bank

If any Reference Bank ceases to be a Lender or is unable on a continuing basis to supply quotations for the purposes of Clause 5 (Interest) then, unless the Borrowers, the Agent and the Majority Lenders otherwise agree, the Agent, acting on the instructions of the Majority Lenders, and after consulting the Borrowers, shall appoint another bank (whether or not a Lender) to be a replacement Reference Bank; and, when that appointment comes into effect, the first-mentioned Reference Bank’s appointment shall cease to be effective.

26.17	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.18	Tax indemnity, tax gross-up and increased costs on assignment, transfer and change of lending office

If:

(a)	a Lender assigns or transfers any rights or obligations under the Finance Documents pursuant to Clause 26.2 (Transfer by a Lender) or changes its lending office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs the Borrowers would be obliged to make a payment to the Transferee Lender or Lender acting through its new lending office under Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) in respect of any tax, Clause 22 (No Set-Off or Tax Deduction) or Clause 24 (Increased Costs),

then the Transferee Lender or the Lender acting through its new lending office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or the Lender acting through its previous lending office would have been if the assignment, transfer or change had not occurred.

26.19	Replacement of Lender by Borrowers

The Borrowers may, at any time unless a Potential Event of Default or Event of Default has occurred and is continuing in respect of:

(a)	a Lender whose costs of funds charged to the Borrowers are (in the Borrowers’ reasonable opinion) materially higher than those of the other Lenders generally;

(b)	a Lender which is a Defaulting Lender; or

(c)	a Lender which is a Non-Consenting Lender,

by giving 10 Business Days’ notice to the Agent and that Lender (the “Outgoing Lender”) replace the Outgoing Lender by requiring it to (and the Outgoing Lender must) transfer in accordance with Clause 26 (Transfers and Changes in Lending Offices) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank (a “Replacement Lender”) selected by the Borrowers and (unless the Agent is an Impaired Agent) which is acceptable to the Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the Outgoing Lender’s Contribution and all accrued interest, break costs and other amounts payable in relation to that Contribution under this Agreement and the other Finance Documents.

Any transfer of rights and obligations of an Outgoing Lender under this Clause is subject to the following conditions:

(i)	neither the Agent nor the Outgoing Lender will have any obligation to the Borrowers to find a Replacement Lender;

(ii)	the transfer must take place no later than 10 Business Days after the Borrowers’ notice referred to above;

(iii)	in no event will the Outgoing Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Outgoing Lender under this Agreement and the other Finance Documents; and

(iv)	the Outgoing Lender shall only be obliged to transfer its rights and obligations under this Clause once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer and the Outgoing Lender shall perform the checks described in this paragraph (iv) above as soon as reasonably practicable following delivery of a notice referred to in this Clause and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Obligors, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

The consent of the Borrowers or any Security Party shall not be required to any amendment or variation to a Finance Document if such amendment or variation does not, in the opinion of the Agent (acting reasonably), materially and adversely affect the rights or interests of the Borrowers or the Security Parties.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a reduction in the Margin or change to the definition of LIBOR;

(b)	a change to the date for, the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(e)	a change to the preamble or to Clause 2 (Facility), Clause 3 (Position of the Lenders and Swap Banks), Clause 4 (Drawdown), Clause 5.1 (Payment of normal interest), paragraph (b) of Clause 16.1 (Currency and method of payments), Clause 17 (Application of Receipts), Clause 18 (Application of Earnings) or Clause 39 (Law and Jurisdiction);

(f)	any amendment or waiver if the Agent or a Lender in its sole discretion believes that it may constitute a “material modification” within the meaning of FATCA that may result (directly or indirectly) in any party to any Finance Document being required to make a FATCA Deduction;

(g)	a change to this Clause 27 (Variations and Waivers);

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document;

(i)	a change to the identity of the Borrowers (or either of them); and

(j)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice shall be sent:

(a)	to the Obligors:	de Gerlachekaai 20
B-2000 Antwerp
Belgium

Fax No: 32 3 247 4409
Attn: Finance Director

(b)	to a Lender:	At the address below its name in Schedule 1 (Lenders and Commitments) or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank:	At the address below its name in Schedule 2 (Swap Banks).

(d)	to the Agent and	Middelthunsgate 17
	the Security Trustee:	P.O. Box 1166, Sentrum 0107 Oslo
Norway

Loan administration matters:
Fax No: (47) 22 48 66 88

Attn: International Loans Administration
Credit matters:

Fax No: (47) 22 48 44 91
Attn: Shipping, Offshore and Oil Services

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Obligors, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5 (Illegible notices) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Validity of demands

A demand under the Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Initial Borrowers under a Finance Document or by Euronav under a Master Agreement;

(b)	at the same time as the service of a notice under Clause 19.2 (Events of Default) or the equivalent clauses of a Master Agreement;

and a demand under the Guarantee may refer to all amounts payable under or in connection with the Finance Documents and/or the Master Agreements (or either of them) without specifying a particular sum or aggregate sum.

28.8	Electronic communication

Any communication to be made between the Agent and another Creditor Party or any Obligor under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including by way of the Agent’s Intralinks system), if the Agent and the relevant Creditor Party or Obligor:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Agent and another Creditor Party or any Obligor will be effective only when actually received in readable form and, in the case of any electronic communication made by a Creditor Party or an Obligor to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

All Creditor Parties confirm that they have consented to the use of the Agent’s Intralinks systems as an accepted method of communication under or in connection with the Finance Documents and agree that the Intralinks system (or another electronic collaborative website) will be the primary method of communication between the Agent and the other Creditor Parties. The Creditor Parties acknowledge that a communication via Intralinks (or such other electronic collaborative website) will be effective once the communication is posted (in a readable form) to Intralinks (or such other electronic collaborative website) by the Agent.

28.9	English language

Any notice under or in connection with a Finance Document shall be in English.

28.10	Meaning of “notice”

In this Clause 28 (Notices), “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2 (No impairment of Borrower’s obligations), joint.

29.2	No impairment of Borrower’s obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, no Obligor shall:

(a)	claim any amount which may be due to it from any other Obligor whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Obligor for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Obligor; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Obligor or other Security Party; or

(e)	claim any subrogation or other right in respect of any Finance Document or any Master Agreement or any sum received or recovered by any Creditor Party under a Finance Document or a Master Agreement; or

(f)	exercise or assert any combination of the foregoing.

29.5	Borrower’s required action

If during the Security Period, the Agent, by notice to an Obligor, requires it to take any action referred to in paragraphs (a) to (d) of 29.4 (Subordination), in relation to any other Obligor, that Obligor shall take that action as soon as practicable after receiving the Agent’s notice.

30	GUARANTEE

30.1	Guarantee and indemnity of Initial Borrowers’ obligations

Euronav unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Initial Borrowers (or either of them) under or in connection with this Agreement and every other Finance Document;

(b)	undertakes to pay to the Security Trustee, on the Security Trustee’s demand, any such amount which is not paid by the Initial Borrowers (or either of them) when payable; and

(c)	agrees to indemnify the Security Trustee and each of the other Creditor Parties on the Security Trustee’s demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee or the Creditor Party concerned:

(i)	as a result of or in connection with any obligation or liability guaranteed by Euronav under this Agreement being or becoming unenforceable, invalid, void or illegal; or

(ii)	by operation of law;

and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee or the Creditor Party concerned would otherwise have been entitled to recover.

30.2	Guarantee and indemnity of Euronav’s obligations

Each Initial Borrower unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by Euronav under or in connection with each Master Agreement;

(b)	undertakes to pay to the Security Trustee, on the Security Trustee’s demand, any such amount which is not paid by Euronav when payable; and

(c)	agrees to indemnify the Security Trustee and each of the other Creditor Parties on the Security Trustee’s demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Security Trustee or the Creditor Party concerned:

(i)	as a result of or in connection with any obligation or liability guaranteed by the Initial Borrowers (or either of them) under this Agreement being or becoming unenforceable, invalid, void or illegal; or

(ii)	by operation of law;

and the amount recoverable under this indemnity shall be equal to the amount which the Security Trustee or the Creditor Party concerned would otherwise have been entitled to recover.

30.3	No limit on number of demands

The Security Trustee may serve more than one demand under Clause 30.1 (Guarantee and indemnity of Initial Borrowers’ obligations) and 30.2 (Guarantee and indemnity of Euronav’s obligations).

30.4	Subordination of guarantee by Initial Borrowers

For the avoidance of doubt, the guarantee by each Initial Borrower of Euronav’s obligations in connection with the Master Agreements in Clause 30.2 (Guarantee and indemnity of Euronav’s obligations) is subordinate to the rights of the Creditor Parties (other than the Swap Banks) under this Agreement and the other Finance Documents and Clause 17 (Application of Receipts) shall apply to any amounts received pursuant to the guarantee under Clause 30.2 (Guarantee and indemnity of Euronav’s obligations).

31	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

31.1	Principal and independent debtor

Each Obligor shall be liable under this Agreement as a principal and independent debtor and accordingly it shall not have, as regards this Agreement and the Guarantee, any of the rights or defences of a surety.

31.2	Waiver of rights and defences

Without limiting the generality of Clause 31.1 (Principal and independent debtor), no Obligor shall be discharged by, nor have any claim against any Creditor Party in respect of:

(a)	any amendment or supplement being made to the Finance Documents or the Master Agreements;

(b)	any arrangement or concession (including a rescheduling or acceptance of partial payments) relating to, or affecting, the Finance Documents or the Master Agreements;

(c)	any release or loss of any right or Security Interest created by the Finance Documents or the Master Agreements;

(d)	any failure promptly or properly to exercise or enforce any such right or Security Interest, including a failure to realise for its full market value an asset covered by such a Security Interest; or

(e)	any other Finance Document or the Master Agreements or any Security Interest now being or later becoming void, unenforceable, illegal or invalid or otherwise defective for any reason, including a neglect to register it.

32	ADJUSTMENT OF TRANSACTIONS

32.1	Reinstatement of obligation to pay

(a)	Euronav shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of either Initial Borrower or of another Security Party (or similar person) on the ground that any other provision of this Agreement or a payment by either Initial Borrower or of another Security Party, was invalid or on any similar ground.

(b)	The Initial Borrowers shall pay to the Security Trustee on its demand any amount which any Creditor Party is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of Euronav on the ground that any provision any Master Agreement or a payment by Euronav pursuant to any Master Agreement, was invalid or on any similar ground.

33	INTEREST IN RELATION TO GUARANTEE

33.1	Accrual of interest

Any amount due under the Guarantee shall carry interest after the date on which the Security Trustee demands payment of it until it is actually paid, unless interest on that same amount also accrues under the other provisions of this Agreement.

33.2	Calculation of interest

Interest under the Guarantee shall be calculated and accrue in the same way as interest under Clause 7 (Default Interest) save that, for the avoidance of doubt, this Clause 33.2

(Calculation of interest) does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

33.3	Guarantee extends to interest payable under this Agreement

For the avoidance of doubt, it is confirmed that the Guarantee by Euronav in Clause 30.1 (Guarantee and indemnity of Initial Borrowers’ obligations) covers all interest payable by the Initial Borrowers under this Agreement, including that payable under Clause 7 (Default Interest).

34	ENFORCEMENT OF GUARANTEE

34.1	No requirement to commence proceedings against Borrowers

Neither the Security Trustee nor any other Creditor Party will need to commence any proceedings under, or enforce any Security Interest created by, (i) the provisions of this Agreement other than the Guarantee, (ii) any other Finance Document or (iii) any Master Agreement before claiming or commencing proceedings under the Guarantee.

34.2	Suspense account

The Security Trustee and any Creditor Party may, for the purpose of claiming or proving in a bankruptcy of an Initial Borrower or any other Security Party, place any sum received or recovered under or by virtue of the Guarantee or any Security Interest connected with it on a separate interest bearing suspense or other nominal account without applying it in satisfaction of the Borrowers’ obligations under this Agreement or Euronav’s obligations under the Master Agreements.

35	JUDGMENTS

35.1	Judgments relating to this Agreement

(a)	The Guarantee by Euronav in Clause 30.1 (Guarantee and indemnity of Initial Borrowers’ obligations) shall cover any amount payable by either Initial Borrower under or in connection with any judgment relating to any Finance Document.

(b)	The Guarantee by each Initial Borrower in Clause 30.2 (Guarantee and indemnity of Euronav’s obligations) shall cover any amount payable by Euronav under or in connection with any judgment relating to any Master Agreement.

36	SUPPLEMENTAL PROVISIONS IN RELATION TO GUARANTEE

36.1	Continuing guarantee

(a)	The Guarantee by Euronav in Clause 30.1 (Guarantee and indemnity of Initial Borrowers’ obligations) shall remain in force as a continuing security at all times during the Security Period until Euronav has become a Borrower pursuant to Clause 14.16 (Accession of Euronav and release of Initial Borrowers).

(b)	The Guarantee by each Initial Borrower in Clause 30.2 (Guarantee and indemnity of Euronav’s obligations) shall remain in force as a continuing security at all times during the Security Period until that Initial Borrower has been released from its obligations under the Loan Agreement pursuant to Clause 14.16 (Accession of Euronav and release of Initial Borrowers).

36.2	Rights cumulative, non-exclusive

The Security Trustee’s rights under and in connection with the Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

36.3	No impairment of rights under Guarantee

If the Security Trustee omits to exercise, delays in exercising or invalidly exercises any of its rights under the Guarantee, that shall not impair that or any other right of the Security Trustee under the Guarantee.

36.4	Guarantee not affected by other security

The Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Security Trustee or any other Creditor Party may now or later hold in connection with the Agreement or the Master Agreements.

36.5	Applicability of provisions in relation to Guarantee to other Security Interests

Any Security Interest which an Obligor creates (whether at the time at which it signs this Agreement or at any later time) to secure any liability under the Guarantee shall be a principal and independent security, and Clause 31 (Liability as Principal and Independent Debtor) and Clause 37 (Invalidity of Other Provisions of This Agreement) shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clause 31 (Liability as Principal and Independent Debtor) and Clause 37 (Invalidity of Other Provisions of This Agreement).

36.6	Applicability of provisions in relation to Guarantee to other rights

Clauses 31 (Liability as Principal and Independent Debtor) and Clause 37 (Invalidity of Other Provisions of This Agreement) shall also apply to any right of set-off or netting or to combine accounts which an Obligor creates by an agreement entered into at the time of this Agreement or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 31 (Liability as Principal and Independent Debtor) and Clause 37 (Invalidity of Other Provisions of This Agreement)), being an agreement referring to this Agreement.

37	INVALIDITY OF OTHER PROVISIONS OF THIS AGREEMENT

37.1	Invalidity of this Agreement

In the event of:

(a)	any provision of this Agreement other than the Guarantee or this Clause 37 (Invalidity of Other Provisions of This Agreement) now being or later becoming void, illegal, unenforceable or otherwise invalid for any reason whatsoever; or

(b)	without limiting the scope of paragraph (a), a bankruptcy of the Obligors (or any of them), the introduction of any law or any other matter resulting in the Obligors (or any of them) being discharged from liability under this Agreement, or any provision of this Agreement other than the Guarantee or this Clause 37 (Invalidity of Other Provisions of This Agreement) ceasing to operate (for example, by interest ceasing to accrue);

the Guarantee in respect on an Obligor shall cover any amount which would have been or become payable under or in connection with this Agreement if this Agreement had been and remained entirely valid, legal and enforceable, or the Obligors (or any of them) had not suffered bankruptcy, or any combination of such events or circumstances, as the case may be, and the Obligors had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Agreement to amounts payable by the Obligors (or any of them) under or in connection with this Agreement shall include references to any amount which would have so been or become payable as aforesaid.

37.2	Invalidity of Finance Documents or Master Agreements

Clause 37.1 (Invalidity of this Agreement) also applies to each of the other Finance Documents to which the Borrower is a party and the Master Agreements.

38	SUPPLEMENTAL

38.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

38.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

38.3	Counterparts

A Finance Document may be executed in any number of counterparts.

38.4	Third Party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

39	LAW AND JURISDICTION

39.1	English law

This Agreement (other than Clause 3.5 (Security Trustee as joint and several creditor) and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law. Clause 3.5 (Security Trustee as joint and several creditor) shall be governed by, and construed in accordance with, Belgian law.

39.2	Exclusive English jurisdiction

Subject to Clause 39.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.

39.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 39.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Obligor shall commence any proceedings in any country other than England in relation to a Dispute.

39.4	Process agent

Each Obligor irrevocably appoints Euronav (UK) Agencies Limited at its registered office for the time being, presently at Moreau House, 3rd Floor, 116 Brompton Road, London SW3 1JJ, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

39.5	Creditor Party rights unaffected

Nothing in this Clause 39 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

39.6	Meaning of “proceedings”

In this Clause 39 (Law and Jurisdiction), “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Total Commitment ($)

ABN AMRO Bank N.V.	Coolsingel 93 3012 AE The Netherlands Credit Matters: Kees Tiemstra Coolsingel 93, GL1610 3012 AE The Netherlands Tel: +31 10 4015192 Fax: +31 10 4015323 Email: kees.tiemstra@nl.abnamro.com Operations/Adminstrations: Peter van Wijk / Martin van den Berg OPS NL Credits / Mid-Office Coolsingel 93, GL0914/GL1610 3012 AE The Netherlands Tel: +31 10 4016254 / +31 10 4016876 Fax: +31 10 4016118 / +31 10 4015323 Email: pieter.van.wijk@nl.abnamro.com / martijn.m.van.den.berg@nl.abnamro.com / loket.leningenadministratie.ccs@nl.abnamro.com	55,000,000

Belfius Bank SA/NV	Pachecolaan 44, 1000 Brussels, Belgium Tel: +32 2 222 11 11 Credit Matters: Mr Koen Vinck Pachecolaan 44, PA 04/02 1000 Brussels, Belgium Tel: +32 2 222 38 47 Fax: +32 2 222 23 11 Email: koen.vinck@belfius.be	22,000,000

Lender	Lending Office	Total Commitment ($)

Mr Bart Ferrand

Pachecolaan 44, PA 04/02

1000 Brussels,

Belgium

Tel: +32 2 222 20 58

Fax: +32 2 222 23 11

Email: bart.ferrand@belfius.be

Operations / Administrations

Mr Niek Poppe / Mrs Katrien De Schepper

Pachecolaan 44, RT 20/03

1000 Brussels,

Belgium

Tel: +32 2 222 76 20 / +32 2 222 20 69

Fax: 32 2 222 79 80

Email: nikolas.poppe@belfius.be /

katrien.deschepper@belfius.be

BNP Paribas Fortis SA/NV	3, Montagne du Parc/1KB1A, 1000 Brussels, Belgium	35,000,000

	Geert Sterck Tel: +32 2 656 2355 Fax: +32 2 565 3403 Email: geert.sterck@bnpparibasfortis.com

	Laura Falzone Tel: +32 2 312 07 30 Fax: +32 2 565 3403 Email: laura.falzone@bnpparibasfortis.com Credit Matters:

	Paul Barnes 16 Rue de Hanovre, 75078 Paris CEDEX 2 France

	Tel: +33 1 43 16 81 20 Fax: +33 1 42 98 61 66 Email: paul.p.barnes@bnpparibas.com

	Valérie Du Bois 3, Montagne du Parc/1KB3D, 1000 Brussels, Belgium

Lender	Lending Office	Total Commitment ($)

Tel: +32 2 565 2510

Fax: +32 2 565 9593

Email:

valerie.du.bois@bnpparibasfortis.com

Operations / Administrations:

Geert Sterck

3, Montagne du Parc/1KB1A,

1000 Brussels,

Belgium

Tel: +32 2 565 2355

Fax: +32 2 565 3403

Email: geert.sterck@bnpparibasfortis.com

Laura Falzone

3, Montagne du Parc/1KB1A,

1000 Brussels,

Belgium

Tel: +32 2 312 07 30

Fax: +32 2 565 3403

Email: laura.falzone@bnpparibasfortis.com /

bruxelles bo export project finance.cib@bnpparibasfortis.com

Danish Shipfinance A/S	Sankt Annae Plads 3,	55,000,000
(Danmarks Skibskredit A/S)	DK-1250 Copenhagen K,
	Denmark

	Tel: +45 33 33 93 33

	Credit Matters:

	Morten Müller
	Sankt Annae Plads 3,
	DK-1250 Copenhagen K,
	Denmark

	Tel: +45 33 33 93 33
	Fax: +45 33 33 96 66
	Email: mul@shipfinance.dk

	Operations/Administrations:

	Morten Müller / Tabita Falk Thorsen, Loan
	Admin
	Sankt Annae Plads 3,
	DK-1250 Copenhagen K,
	Denmark

	Tel: +45 33 33 93 33
	Email: mul@shipfinance.dk / tft@shipfinance.dk / loanadmin@shipfinance.dk

Lender	Lending Office	Total Commitment ($)

DNB Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY UK Tel +44 207 621 1111 Credit Matters: Hugues Calmert Tel: +44 207 621 6116 Fax +44 207 283 6931 Email: hugues.calmert@dnb.no Operations/Administrations: Sarah Sanders Tel: +44 207 621 6092 Email: sarah.sanders@dnb.no	71,000,000

ING Bank N.V.	Bijlmerplein 888	55,000,000
	1000BV
	Amsterdam
	The Netherlands Tel: +31 20 56 39102

	Credit Matters:

	H.Schuil
	AMPD06.007
	Bijlmerplein 888
	1000 BV
	Amsterdam
	The Netherlands

	Tel: +31 20 56 39102
	Fax: +31 20 56 58211
	Email: harrv.schuil@ingbank.com

	Operations/administrations:

	C.D. van der Laan / L.R.M. Wester
	Tel: +31 20 576 8152 / +31 20 576 0234
	Email: execution.sf.team1@ingbank.com

KBC Bank NV	Havenlaan 2 1080 Brussels Belgium Credit Matters: Koen Sruyf / Dennis Ideler Tel: +32 3 202 90 81 / +32 3 202 92 33 Fax: +32 3 202 92 72	35,000,000

Lender	Lending Office	Total Commitment ($)

	Email: koen.struyf@kbc.be /
	dennis.ideler@kbc.be
	Operations / Administrations:
	Tamara Demarrez / Guido Lenaerts
	Tel: +32 2 429 08 20 / +32 2 429 42 76
	Email: creditadmin.br2@kbc.be

Nordea Bank Norge ASA	Middelthunsgate 17 P.O. Box 1166, Sentrum 0107 Oslo Norway Credit Matters: Tel: +47 22 48 50 00 Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services Administration Matters: Tel: (47) 22 48 50 00 Fax: (47) 22 48 42 78 Attn: International Loan Administration	71,000,000

Scotiabank Europe plc	201 Bishopsgate, 6th Floor,	30,000,000
	London EC2M 3NS,
	United Kingdom
	Tel: +44 20 7638 5644
	Credit Matters:
	Alex Papavassiliou / Graeme Stark
	Tel: +44 20 7826 5687 / +44 20 7826 5793
	Fax: +44 20 7826 5707
	Email:
	alexios.papavassiliou@scotiabank.com /
	graeme.stark@scotiabank.com
	Operations / Administrations:
	Tony Sposato / Savi Rampat
	Tel: +44 207 826 5660
	Fax: +44 207 826 5666
	Email: tony.sposato@scotiabank.com /
	savi.rampat@scotiabank.com /
	gwsloansops.uk.gtb@scotiabank.com

Lender	Lending Office	Total Commitment ($)

Skandinaviska Enskilda	SE-106 40 Stockholm, Sweden Tel:+46 7 71 62 10 00 Credit Matters: Egil Aarrestad / Trine von Erpecom P.O. Box 1843, Vika, Filipstad Brygge 1 NO-0123 Oslo Norway Tel: +47 22827021 / +47 22827008 Email: egil.aarrestad@seb.no / trine.von- erpecom@seb.no Operations / Administrations: Structured Credits Operations Risneleden 110,106 40, Stockholm, Sweden Tel: +46-8-7638141 Email: sco@seb.se	71,000,000
Banken AB (publ)

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

Belfius Bank SA/NV	Pachecolaan 44,
1000 Brussels,
Belgium

Tel: +32 2 222 11 11

Credit Matters:

Mr Koen Vinck
Pachecolaan 44, PA 04/02
1000 Brussels,
Belgium

Tel: +32 2 222 38 47

Fax: +32 2 222 23 11

Email: koen.vinck@belfius.be

Mr Bart Ferrand
Pachecolaan 44, PA 04/02
1000 Brussels,
Belgium

Tel: +32 2 222 20 58

Fax: +32 2 222 23 11

Email: bart.ferrand@belfius.be

Operations / Administrations

Mr Niek Poppe / Mrs Katrien De Schepper
Pachecolaan 44, RT 20/03
1000 Brussels,
Belgium

Tel: +32 2 222 76 20 / +32 2 222 20 69

Fax: 32 2 222 79 80

Email: nikolas.poppe@belfius.be / katrien.deschepper@belfius.be

DNB Bank ASA	20 St. Dunstan’s Hill
London EC3R 8HY
UK

Tel +44 207 621 1111
Fax +44 207 626 5956
Attn: Shipping, Offshore & Logistics Department

ING Bank N.V.	ING Commercial Banking/Financial Markets
Avenue Marnix 24 B-1000 Brussels
Belgium

Tel. +32 2 557 15 71

Fax +32 2 557 19 72

Attn: Kurt Lemaire

KBC Bank NV	Havenlaan 2
1080 Brussels
Belgium

Attn: Mr. Joris Vermeulen

Tel: +32 2 417 49 61

Nordea Bank Finland Plc	Aleksanterinkatu 36
(FIN – 00020 NORDEA)
01000 Helsinki
Finland

Scotiabank Europe plc	201 Bishopsgate, 6th Floor,
London EC2M 3NS,
United Kingdom

Tel: +44 20 7638 5644

Credit Matters:

Alex Papavassiliou / Graeme Stark

Tel: +44 20 7826 5687 / +44 20 7826 5793

Fax: +44 20 7826 5707

Email: alexios.papavassiliou@scotiabank.com / graeme.stark@scotiabank.com

Operations / Administrations:

Tony Sposato / Savi Rampat

Tel: +44 207 826 5660

Fax: +44 207 826 5666

Email: tony.sposato@scotiabank.com / savi.rampat@scotiabank.com / gwsloansops.uk.gtb@scotiabank.com

Skandinaviska Enskilda Banken AB (publ)	Kungstradgardsgatan 8
SE-106 40 Stockholm
Sweden

Credit Matters:

Tel: +47 22 82 70 21

Attn: Egil Aarrestad

Administration Matters:

Tel: +46 8 763 8551
Fax: +46 8 611 0384

Attn: Structured Credits Operations

SCHEDULE 3

DRAWDOWN NOTICE

To:	Nordea Bank Norge ASA

Middelthunsgate 17

P.O. Box 1166, Sentrum

0107 Oslo

Norway

Attn:	Loans Administration

[—]

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] 2014 and made between ourselves, as joint and several Borrowers, Euronav NV as guarantor, the Lenders referred to therein, the Swap Banks referred to therein, the Lead Arrangers, Co-Arrangers and Bookrunners referred to therein, yourselves as Agent and Security Trustee in connection with a term loan facility of US$500,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Advance in relation to m.v. [—] as follows:

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the [first] Interest Period shall be [—] months;

(d)	Payment instructions: account of [—] and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 (Representations and Warranties) of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Advance.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

for and on behalf of [—] [—]

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents and fees referred to in Clause 9.1(a).

1	A duly executed original of this Agreement and the Agency and Trust Deed.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each Security Party.

3	In each case if required for the provisions of the legal opinions referred to in paragraph 13, copies of the resolutions of the directors and shareholders of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or Security Party (as the case may be) is a party.

4	The original of any power of attorney under which any Finance Document is to be executed on behalf of a Borrower or Security Party.

5	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

6	Copies of all consents which any Borrower or Security Party requires to enter into, or make any payment under, any Finance Document or the Framework Agreement or any MOA.

7	Copies of each MOA and the Framework Agreement and of all documents signed or issued by any Borrower, the Security Party or the Seller (or any of them) under or in connection with any of them.

8	Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant Seller of each MOA and the Framework Agreement and of all documents to be executed by the Seller under the MOA and the Framework Agreement.

9	Valuations of each Ship to determine its Fair Market Value, addressed to the Agent and the Lenders, stated to be for the purposes of this Agreement and dated not earlier than the date falling 30 days prior to the date of this Agreement and obtained in accordance with Clause 15 (Security Cover) and showing that the aggregate Fair Market Value of the Ships is equal to or greater than 125 per cent. of the Total Commitments.

10	Documentary evidence that the agent for service of process named in Clause 39 (Law and Jurisdiction) has accepted its appointment.

11	The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to “know you customer” requirements.

12	The Agent has received all fees pursuant to the fee letter or letters separately agreed between the Borrowers and the Agent.

13	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium and such other relevant jurisdictions as the Agent may require.

PART B

The following are the documents referred to in Clause 9.1(b). The “Ship” means the particular Ship to which the Advance relates and the “Owner” means the particular Borrower which owns that Ship.

1	A duly executed original of the Mortgage, the Deed of Covenant (if applicable), the Account Pledge in relation to each Obligor and the General Assignment in relation to the relevant Ship and of the Master Agreement Assignment in relation to any Master Agreement executed on or prior to the relevant Drawdown Date (and of each document required to be delivered by their respective terms).

2	In each case if required for the provisions of the legal opinions referred to in paragraph 9, copies of the resolutions of the directors and shareholders of the Owner authorising the execution of each of the Finance Documents to which the Owner is a party and of Euronav authorising execution of each Master Agreement Assignment.

3	The original of any power of attorney under which any Finance Document is to be executed on behalf of the Owner or Euronav.

4	The Agent and Lenders have been provided with all information and documentation they have requested in order to carry out and be reasonably satisfied with all further necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated by this Agreement and to satisfy all internal compliance policies of the Agent and the Lenders in relation to “know you customer” requirements.

5	Documentary evidence that Euronav has received net cash proceeds of $350,000,000 from the issuance of common stock of Euronav during the period 1 January 2014 to the first Drawdown Date (such evidence being required to be provided prior to the first Drawdown Date only).

6	Documentary evidence that Euronav has issued Qualifying Notes in an amount of at least $200,000,000.

7	Documentary evidence that the relevant Ship:

(a)	is definitively and permanently registered in the name of the Owner under the relevant Approved Flag;

(b)	is in the absolute and unencumbered ownership of the Owner save as contemplated by the Finance Documents;

(c)	maintains class acceptable to the Agent free of all overdue recommendations and conditions of an Approved Classification Society;

(d)	the Mortgage in relation to it has been duly registered against that Ship as valid first priority or preferred (as the case may be) ship mortgage in accordance with the laws of the relevant Approved Flag; and

(e)	it is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

8	Documents establishing that the Ship will, as from the relevant Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)	the Manager’s Undertaking in respect of the Ship; and

(b)	copies of the relevant Approved Manager’s Document of Compliance and of that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of England, Belgium, Norway and, if a different jurisdiction, the country where the relevant Owner is incorporated and the country where the Ship is registered and such other relevant jurisdictions as the Agent may require.

10	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the relevant Ship as the Agent may require.

11	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 3, 6 and 7 of Part A and every other copy document delivered under this Schedule 4 (Condition Precedent Documents) shall be certified as a true and up to date copy by a director or secretary (or equivalent officer) of the relevant Obligor.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	[Name of Agent] for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee, each Lender, each Swap Bank and each Arranger, as defined in the Loan Agreement referred to below.

1	This Certificate relates to a loan agreement (the “Loan Agreement”) dated [—] 2014 and made between (1) [—] and [—] (the “Borrowers”), (2) Euronav NV as guarantor (“Euronav”), (3) the banks and financial institutions named therein as Lenders, (4) the banks and financial institutions named therein as Swap Banks, (5) the Lead Arrangers and Co-Arrangers as defined therein, (6) DNB Bank ASA, Nordea Bank Norge ASA and Skandinaviska Enskilda Banken AB (publ) as Bookrunners and (7) Nordea Bank Norge ASA as Agent and Security Trustee for a term loan facility of US$500,000,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

“Relevant Parties” means the Agent, each Borrower, Euronav, each Security Party, the Security Trustee, each Arranger and each Lender and each Swap Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3	The effective date of this Certificate is [—] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4	The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [—] per cent. of its Contribution, which percentage represent $[—].

5	By virtue of this Transfer Certificate and Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amount to $[—] [from [—] per cent. of its Commitment, which percentage represent $[—]], and the Transferee acquires a Commitment of $[—].

6	The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7	The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 (Transfers and Changes in Lending Offices) of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained ail consents which are required in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4; and

(c)	undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Arranger, any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective,

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)	it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of any Borrower or Security Party under the Finance Documents;

(c)	agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Arranger, any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10	The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11	The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12	The Transferee confirms to the Transferor and each of the Creditor Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Loan and has not relied exclusively on any information provided to it by the Transferor or any other Creditor Party in connection with any Finance Document or the Security Interests created by the Finance Documents; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities throughout the Security Period.

13	The Transferor makes no representation or warranty and assumes no responsibility to the Transferee for the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document and any representations or warranties implied by law are excluded.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Telex:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:	This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor’s interest in the security constituted by the Finance Documents in the Transferor’s or Transferee’s jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 6

DETAILS OF SHIPS

	Ship name					Maximum Advance
Borrower	Prior to acquisition by Borrowers	To be renamed	DWT	Built	Shipyard	amount
Borrower A	MAERSK ILMA	ILMA	318,477	2012	Hyundai Heavy Industries Co., Ltd. (“Hyundai”)	$42,857,144
Borrower A	MAERSK INGRID	INGRID	318,478	2012	Hyundai	$42,857,143
Borrower A	MAERSK ISABELLA	IRIS	318,478	2012	Hyundai	$42,857,143
Borrower B	MAERSK NAUTICA	NAUTICA	307,284	2008	Dalian Shipbuilding Industry Co., ltd (“Dalian”)	$27,551,020
Borrower B	MAERSK NAUTILUS	NAUTILUS	307,284	2006	Dalian	$20,918,367
Borrower B	MAERSK NAVARIN	NAVARIN	307,284	2008	Dalian	$23,979,592
Borrower B	MAERSK NECTAR	NECTAR	307,284	2008	Dalian	$27,551,020
Borrower B	MAERSK NEPTUNE	NEPTUNE	307,284	2007	Dalian	$23,979,592
Borrower B	MAERSK NEWTON	NEWTON	307 284	2009	Dalian	$30,612,245
Borrower B	MAERSK NOBLE	NOBLE	307,284	2008	Dalian	$27,551,020
Borrower B	MAERSK NUCLEUS	NUCLEUS	307,284	2007	Dalian	$23,979,592
Borrower A	MAERSK SARA	SARA	323,183	2011	STX Offshore & Shipbuilding Co., Ltd. (“STX”)	$39,795,918

	Ship name					Maximum Advance
Borrower	Prior to acquisition by Borrowers	To be renamed	DWT	Built	Shipyard	amount
Borrower A	MAERSK SIMONE	SIMONE	323,182	2012	STX	$42,857,143
Borrower A	MAERSK SONIA	SONIA	322,000	2012	STX	$42,857,143
Borrower A	MAERSK SANDRA	SANDRA	323,527	2011	STX	$39,795,918

SCHEDULE 7

DESIGNATION NOTICE

To:	Nordea Bank Norge ASA
Middelthunsgate 17
P.O. Box 1166, Sentrum
0107 Oslo
Norway

[date]

Dear Sirs

Loan Agreement dated [—] 2014 made between (i) [—] and [—] as joint and several Borrowers, (ii) Euronav NV as guarantor (iii) the Lenders as referred to therein, (iv) the Swap Banks as referred to therein, (v) the Lead Arrangers and the Co-Arrangers as referred to therein and (vi) yourselves as Agent and Security Trustee for a loan facility of up to US$500,000,000 (the “Loan Agreement”)

We refer to:

1	the Loan Agreement;

2	the Master Agreement dated as of [—] made between [—] [and [—]]; and

3	a Confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to [—].

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of	for and on behalf of
EURONAV NV	[SWAP BANK]

SCHEDULE 8

FORM OF CERTIFICATE OF COMPLIANCE

To:	Nordea Bank Norge ASA
Middelthunsgate 17
P.O. Box 1166, Sentrum
0107 Oslo
Norway

From:	Euronav NV

[Date]

OFFICER’S CERTIFICATE

This Certificate is rendered pursuant to clause 11.6(e) of the loan agreement dated [—] 2014 (the “Loan Agreement”) and entered into between (i) [—] and [—], as joint and several Borrowers, (ii) Euronav NV as guarantor (“Euronav”), (iii) the banks and financial institutions listed in Schedule 1 therein as Lenders, (iv) the banks and financial institutions listed in Schedule 2 therein as Swap Banks, (v) the Lead Arrangers as referred to therein, (vi) the Co-Arrangers as referred to therein, and (vii) Nordea Bank Norge ASA as Agent and Security Trustee, relating to a term loan facility of US$500,000,000. Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

I, the Chief Financial Officer of Euronav, hereby certify that:

1	Attached to this Certificate [are] [is] the latest [audited consolidated accounts of the Euronav Group and audited individual accounts of Euronav for the financial year ending on [—]] [unaudited consolidated balance sheet of the Euronav Group and the unaudited individual balance sheet of Euronav in relation to the [first] [second] six months of the financial year ending on [—]] (the “Accounts”).

2	Set out below are the respective amounts, in US Dollars, of the Cash, Consolidated Current Assets, Consolidated Current Liabilities, Free Liquid Assets, Stockholders’ Equity, Total Assets and Total Indebtedness of the Euronav Group as at [—]:

US Dollars

Cash	[—	]

Consolidated Current Assets	[—	]

Consolidated Current Liabilities	[—	]

Free Liquid Assets	[—	]

Stockholders’ Equity	[—	]

Total Assets	[—	]

Total Indebtedness	[—	]

3	Accordingly, as at the date of this Certificate the financial covenants set out in clause 12.5 of the Loan Agreement [are] [are not] complied with, in that as at [—]:

(a)	Consolidated Working Capital is US$[—];

(b)	Free Liquid Assets are US$[—];

(c)	Cash is US$[—]; and

(d)	the ratio of Stockholders’ Equity to Total Assets is [—] per cent.;

[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4	As at [—] no Event of Default has occurred and is continuing.

[or, specify/identify any Event of Default]

The Borrowers are in compliance with clause 15.1 of the Loan Agreement.

[If not, specify this and what is proposed as regards Clause 15.2]

The Fair Market Value of the Ships which are subject to a Mortgage is as follows as at [date]:

Name of Ship	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value

[—]	[—]	[—]	[—]

Chief Financial Officer
EURONAV NV

Note:	Supporting Schedules to be attached.

EXECUTION PAGES

BORROWERS

SIGNED by		)
)
for and on behalf of		)
EURONAV SHIPPING NV		)
in the presence of:		)

SIGNED by		)
)
for and on behalf of		)
EURONAV TANKERS NV		)
in the presence of:		)

GUARANTOR

SIGNED by		)
)
for and on behalf of		)
EURONAV NV		)
in the presence of:		)

LENDERS

SIGNED by		)	Nigel Willis
		)	Attorney-in-Fact
for and on behalf of		)
ABN AMRO BANK N.V.		)
in the presence of:		)
Meryl Rowlands
Trainee Solicitor
London EC2A 2HB

SIGNED by		)
		)	Nigel Willis
for and on behalf of		)	Attorney-in-Fact
BELFIUS BANK SA/NV		)
in the presence of:		)

Meryl Rowlands Trainee Solicitor London EC2A 2HB

110

Execution Pages

BORROWERS

SIGNED by Hugo De Stoop	)	/s/ Hugo De Stoop
)
for and on behalf of	)
EURONAV SHIPPING NV	)
in the presence of: /s/ Maxime Van Eelke	)

SIGNED by Hugo De Stoop	)	/s/ Hugo De Stoop
)
for and on behalf of	)
EURONAV TANKERS NV	)
in the presence of: /s/ Maxime Van Eelke	)

GUARANTOR

SIGNED by Hugo De Stoop	)	/s/ Hugo De Stoop
)
for and on behalf of	)
EURONAV NV	)
in the presence of: /s/ Maxime Van Eelke	)

LENDERS

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
ABN AMRO BANK N.V.	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
BELFIUS BANK SA/NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
BNP PARIBAS FORTIS SA/NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
DANISH SHIPFINANCE A/S (DANMARKS	)
SKIBSKREDIT A/S))
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
DNB BANK ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
ING BANK N.V.	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
KBC BANK NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
NORDEA BANK NORGE ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
SCOTIABANK EUROPE PLC	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
SKANDINAVISKA ENSKILDA	)
BANKEN AB (PUBL))
in the presence of: /s/ Meryl Rowlands	)

SWAP BANKS

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
BELFIUS BANK SA/NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
DNB BANK ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
ING BANK N.V.	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
KBC BANK NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
NORDEA BANK FINLAND PLC	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
SCOTIABANK EUROPE PLC	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
SKANDINAVISKA ENSKILDA	)
BANKEN AB (PUBL))
in the presence of: /s/ Meryl Rowlands	)

LEAD ARRANGERS

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
ABN AMRO BANK N.V.	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
DANISH SHIPFINANCE A/S (DANMARKS	)
SKIBSKREDIT A/S))
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
DNB BANK ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
ING BANK N.V.	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
NORDEA BANK NORGE ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
MERCHANT BANKING, SKANDINAVISKA	)
ENSKILDA BANKEN AB (PUBL))
in the presence of: /s/ Meryl Rowlands	)

CO-ARRANGERS

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
BNP PARIBAS FORTIS SA/NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
KBC BANK NV	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
SCOTIABANK EUROPE PLC	)
in the presence of: /s/ Meryl Rowlands	)

BOOKRUNNERS

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
DNB BANK ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
NORDEA BANK NORGE ASA	)
in the presence of: /s/ Meryl Rowlands	)

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
MERCHANT BANKING, SKANDINAVISKA	)
ENSKILDA BANKEN AB (PUBL))
in the presence of: /s/ Meryl Rowlands	)

AGENT

SIGNED by	)	/s/ Nigel Willis
	)	Attorney-in-Fact
for and on behalf of	)
NORDEA BANK NORGE ASA	)
in the presence of: /s/ Meryl Rowlands	)

SECURITY TRUSTEE

SIGNED by	)
	)	/s/ Nigel Willis
for and on behalf of	)	Attorney-in-Fact
NORDEA BANK NORGE ASA	)
in the presence of: /s/ Meryl Rowlands	)